SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number 0-29213

HOUSE OF BRUSSELS CHOCOLATES INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	52-2202416
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
2060
(Primary Standard Industrial Classification Code)
One Riverway, Suite 1700
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 599-0800
Issuer’s telephone number, including area code

Suite 208, 750 Terminal Avenue
Vancouver, BC, Canada
Previous Address

GRANT PETERSEN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
HOUSE OF BRUSSELS CHOCOLATES INC.
ONE RIVERWAY, SUITE 1700
HOUSTON, TEXAS 77056

Copies to:

ROBERT D. AXELROD, ESQ.
AXELROD, SMITH & KIRSHBAUM, P.C.
5300 MEMORIAL DRIVE, SUITE 700
HOUSTON, TEXAS 77007
(713) 861-1996

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee (2)
Common Stock, $.001 par value	5,681,819 (3)	$0.88	$5,000,000	$588.50
Common Stock, $.001 par value	138,817 (4)	$0.88	$122,159	$14.36
Common Stock, $.001 par value/ Underlying Warrants	4,337,817 (5)	$1.26	$5,465,649	$643.23

TOTAL	10,158,453	N/A	$10,587,808	$1,246.09

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Act”), this registration statement also covers any additional shares of common stock which may become issuable under by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the consideration which results in an increase in the number of registrant’s outstanding shares of common stock.

(2)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933, as amended.
(3)
Represents shares issuable upon conversion of obligations as follows: 3,977,273 shares of Common Stock which may be acquired upon conversion of the outstanding principal under a secured term note and 1,136,364 shares of Common Stock which may be acquired upon conversion of the outstanding principal under a convertible "minimum borrowing" note. In addition to the shares currently beneficially owned by Laurus, we are registering 568,182 shares of Common Stock that may be issued in payment of obligations that may be due on the term note and the minimum borrowing note.

(4)	Shares of Common Stock issued to selling stockholders.
(5)
Represents shares issuable upon the exercise of warrants with an average weighted exercise price of $1.26 per share, including 1,500,000 shares issuable upon the conversion of warrants at an exercise price of $1.20.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED APRIL 28, 2005

HOUSE OF BRUSSELS CHOCOLATES INC.
10,158,453 SHARES OF COMMON STOCK

This prospectus relates to the offering for resale of up to 10,158,453 shares of our common stock, $0.001 par value (“Common Stock”) by certain selling stockholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds upon the exercise of the warrants held by certain selling stockholders in the event that such warrants are exercised. We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "HBSL." On April 18, 2005, the last reported sale price of our Common Stock was $0.85 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. PLEASE REFER TO THE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS ______________ ____, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
CAUTIONARY STATEMENT CONCERNING
FORWARD LOOKING STATEMENTS	11
BUSINESS	12
LEGAL PROCEEDINGS	18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION	19
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	25
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE	26
USE OF PROCEEDS	26
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	27
SECURITY OWNERSHIP OF CERTAIN
BENEFICAL OWNERS AND MANAGEMENT	32
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	34
SELLING STOCKHOLDERS	37
PLAN OF DISTRIBUTION	40
DESCRIPTION OF SECURITIES	41
SHARES ELIGIBLE FOR FUTURE SALE	44
INTEREST OF NAMED EXPERTS AND COUNSEL	45
EXPERTS	45
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES	45
WHERE YOU CAN FIND MORE INFORMATION	45
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “”Where you can find more information” on page 45 in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms “House of Brussels”, Brussels,” the “Company,” “we,” “us,” and “our” refer and relate to House of Brussels Chocolates Inc. and its consolidated subsidiaries.

The Company

House of Brussels Chocolates Inc. (“We”, the “Company” or “House of Brussels”) owns and operates Brussels Chocolates Ltd. (“Brussels Chocolates”), House of Brussels Chocolates (USA), Ltd. (“HOBC USA”), DeBas Chocolate Inc. (DeBas), and ChocoMed Inc. (“Chocomed’). We are established manufacturers of gourmet quality chocolate products with plants in Delta, B.C., Canada, and Fresno, California. For more than 20 years we’ve offered a full line of quality chocolates, made from high-grade ingredients. Our award-winning products have a long history of customer acceptance and are manufactured to the strictest standards.

We specialize in manufacturing chocolate products for “private label” resale by retailers of significant size. More specifically, we target customers with the capacity to make annual purchases in the $1 million to $20 million range. We believe our expertise in formulating custom chocolate offerings and providing turnkey packaging solutions sets us apart. In early 2002, we primarily marketed our products directly to consumers through 13 high-end retail outlets. Based on our assessment of market potential and costs, we determined to redirect our efforts. Currently, we pursue private label and wholesale distribution customers exclusively. Our clients represent a diversified group of retailers and wholesalers.

The Laurus Financing

To obtain funding for its ongoing operations, House of Brussels Chocolates Inc. entered into a $6,000,000 convertible financing facility with Laurus Master Fund, Ltd. (“Laurus") effective March 29, 2005 (the “Credit Facility”). The Credit Facility consists of (i) a $3,500,000 Secured Convertible Note (the “Secured Note”), (ii) a Secured Convertible Minimum Borrowing Note (the “Minimum Borrowing Note”) and (iii) and a $2,500,000 Secured Revolving Note (the “Secured Revolving Note”) (the Secured Note, Minimum Borrowing Note and Secured Revolving Note are collectively referred to herein as the “Notes”). The Notes are secured by a security interest in substantially all of the assets and intellectual property of the Company and its subsidiaries.

Additionally, the Company issued Laurus a common stock purchase warrant to purchase up to 1,500,000 shares of its common stock at a price of $1.20 per share (the "Warrants"). The Warrants are exercisable until seven (7) years from the date of issuance. Pursuant to the terms of the Credit Facility, the Company paid a closing payment of 3.6% of the total amount available under the facility to Laurus which represents a fee of 1.2% per year.

The Secured Note matures three (3) years from the date of issuance, and is convertible into common stock of the Company, under certain conditions, at a price of $0.88 (the “Fixed Conversion Price”). The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%, reducible to as low as zero if the Company’s share price rises in accordance with certain benchmarks. Under the terms of the Secured Note, the Company must make monthly payments of $109,375.00, plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then the Company must pay Laurus 102% of such amount.

The Company may prepay the Secured Note by paying to Laurus a sum of money equal to one hundred twenty percent (120%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the Credit Facility. Upon an event of default by the Company, the Company must pay an amount equal to 115% of the outstanding principal amount of the Secured Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable under the Credit Facility. The full principal amount of the Secured Note is due upon an event of default under the terms of Secured Note.

The maximum amount available under the Secured Revolving Note and the Minimum Borrowing Note is equal to the lesser of:

•	$2.5 million less any reserves required by Laurus; or

•	90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by Laurus.

Pursuant to a Registration Rights Agreement between the Company and Laurus (the Registration Rights Agreement”), the Company agreed to file a registration statement within thirty (30) days of closing to cover the resale of the shares of the Company’s common stock issuable upon conversion of the Notes and the Warrants. The Notes also require us to have an effective registration statement covering the common stock underlying the conversion feature of the Notes and the Warrants issued in connection with the Notes by August 6, 2005. Failure of the Company to comply with the registration requirements in the Registration Rights Agreement within specified time periods would require the Company to pay liquidated damages until the failure of the Company is cured.

The Offering

Outstanding Common Stock	31,104,579 shares (as of April 18, 2005).

Common Stock Offered
Up to 10,158,453 shares of common stock, including up to 5,681,819 shares of common stock issuable upon conversion of convertible notes held by a selling stockholder, up to 4,337,817 shares of common stock issuable upon the exercise of warrants, which warrants have an exercise price range of $0.50 to $3.00 per share (with a weighted average price of $1.26), and 138,817 shares of common stock held by certain selling stockholders.

Offering Price	Determined at the time of sale by the selling stockholders.

Proceeds
We will not receive any proceeds from the sale of the common stock offered by the selling stockholders that may be sold pursuant to this prospectus. We will, however, receive proceeds of approximately $5,456,000 upon the exercise of the warrants held by certain selling stockholders, if all such warrants are exercised in full. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” herein.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

Risks Relating to our Business

We have experienced recent substantial operating losses and may incur additional operating losses in the future.

During the nine and twelve month periods ended January 31, 2005 and April 30, 2004 we incurred net losses of $2,478,000 and $3,767,000, respectively. In the event we are unable to increase our gross margins, reduce our costs and/or generate sufficient additional revenues to offset our increased costs, which will include significantly increased non-cash finance related expense, we may continue to sustain losses and our business plan and financial condition will be materially and adversely affected.

We have substantial indebtedness to Laurus Master Fund (Laurus) secured by substantially all of our assets. If an event of default occurs under this indebtedness, Laurus may foreclose on our assets and we may be forced to curtail our operations or sell some of our assets to repay the Notes.

On March 29, 2005, we borrowed $4,500,000 from Laurus pursuant to a $6,000,000 financing facility involving secured promissory notes and related agreements. Our indebtedness to Laurus as of April 25, 2005 was $4,500,000. The notes and agreements provide for the following events of default (among others):

•	failure to pay obligation under the indebtedness due,

•	an uncured breach by us of any material covenant, term or condition in any of the notes or related agreements,

•	a breach by us of any material representation or warranty made in any of the notes or in any related agreement,

•	a default on any other indebtedness in excess of $100,000 which is not waived or cured within 15 days,

•	the filing of any money judgment or similar final process which is not bonded against or settled within 30 days,

•	a change in control of the Company’s shareholders or Board of Directors,

•	any indictment against the Company or its officers which result in the forfeiture of Company assets,

•	the institution of any form of bankruptcy proceeding by or against us, or admission of insolvency, and

•	our Common Stock is suspended from our principal trading market for five consecutive days or five days during any ten consecutive days.

Upon the occurrence of an event of default under our agreements with Laurus, they may enforce their rights as a secured party and we may lose all or a portion of our assets. In addition, we may be subject to a default penalty of 15% of the amount owed at the time of any default. As a result, we could be forced to materially reduce our business activities or cease operations.

The restrictions on our activities contained in the Laurus financing documents could negatively impact our ability to obtain financing from other sources.

So long as the Laurus financing facility remains in effect, our agreements restrict us from obtaining additional debt financing without written consent. Also, we have granted Laurus a ten (10) day right of first refusal to provide additional financing to us in the event that we propose to engage in additional convertible financing. Laurus’ right of first refusal could act as a deterrent to third parties which may be interested in providing us with debt financing. To the extent that such a financing is required for us to conduct our operations, these restrictions could materially adversely impact our ability to achieve our operational objectives.

Low market prices or trading volumes for our common stock could negatively impact our ability to convert the Laurus debt into equity.

If the market price or trading volume of our common stock falls below certain thresholds, Laurus will not be obligated to convert repayments of principal and interest into equity, and we may be required to make such repayments in cash. Our operations could be materially adversely impacted if we are required to make repeated substantial cash payments on the Laurus debt.

Our Customers and Accounts Receivable are Highly Concentrated.

During May 2004, we entered into a significant, multi-year “private label” sales agreement with Walgreens. In addition, the majority of our current fiscal year revenues come from revenues generated by less than fifteen (15) customers. As a result, our inventories, revenues, production and accounts receivable are highly concentrated. If Walgreens, or a group of our other wholesale or private label customers do not comply with contract terms, cancel orders, or fail to accept or pay for the goods we’ve shipped, we could incur significant expense or losses.

We Must Compete Effectively And Succeed In Obtaining New Wholesale Contracts.

There are many companies that manufacture chocolate products and that are engaged in the retail market for chocolate products. Competition is intense and many of our competitors have more resources than we do. Competition could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing business strategies and products that gain greater market acceptance than ours. It is also possible that new competitors may emerge and acquire significant market share. An inability to attract consumers and earn revenue due to competition would have an adverse effect on our business, financial condition and results of operations.

We intend to increase the number of private label and wholesale contracts of our chocolate products. Our ability to increase sales of private label and wholesale products will be conditional on a number of factors, including overall demand for our chocolate products, the price at which we are prepared to sell our products and our ability to access and secure agreements with large customers. In the event that we are not able to increase sales through private label and wholesale contracts as planned, then our revenues will not increase and we may not be able to expand our business as planned. Further, if we are unable to maintain existing sales of chocolate products, then our revenues would decrease and our operating results and financial condition would be materially and adversely affected.

We Must Manage Our Expanding Operations Effectively.

During the nine month period ended January 31, 2005, our sales increased 186% over revenues generated during the same period during the prior year. We anticipate the Company will undergo continued expansion as our business plan is implemented. Among other things, this expansion will require that we expand our employee base, manage higher levels of production, upgrade information systems, maintain larger distribution channels and generally control larger day-to-day operations. We anticipate that this growth will place a significant strain on our managerial, operational and financial resources. Our failure to expand in an efficient manner could cause our expenses to be greater than anticipated, our revenues to grow more slowly than expected and could otherwise have an adverse effect on our business, financial condition and results of operations.

We depend upon key personnel who may terminate their employment with us, and we will need to hire additional qualified personnel.

Our success will depend to a significant degree upon the continued services of key personnel, including our chief executive officer, chief financial officer and chief operating officer. Our chief operating officer is currently bound to us by a five year employment agreement which expires in 2009. Our chief executive officer, chief financial officer, management and other employees however, may voluntarily terminate their employment with us at any time. We are, however, in the process of entering into employment agreements with our chief executive officer and chief financial officer. Our success will depend on our ability to attract and retain other highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring and integrating such qualified personnel is often lengthy. We may be unable to recruit such personnel on a timely basis. We do not have “key man” life insurance policy for any members of management. The loss of the services of any of our key management, sales or operations personnel could have an adverse effect on our business, financial condition and results of operations. Further, certain of our plant employees are subject to union contracts. Unforeseen issues or unexpected delays in contract negotiations could adversely affect the results of our operations and financial condition.

We Are Subject To Certain Regulation And Product Liability Risks and our insurance may prove to be insufficient.

As a manufacturer of food products, we are subject to various risks, including claims for injuries to persons, negligence, shareholder actions, product liability risks and content, packaging and labeling regulations. In addition, our plants are subject to inspection and licensing by certain government authorities. Unforeseen issues, litigation, or instances of non-compliance relating to these areas could result in unexpected expense or damage to our financial condition. There is no assurance that the liability insurance that we carry is sufficient.

Our growth strategy may include making acquisitions in the future, which could subject us to significant risks, any of which could harm our business.

Our growth strategy may include identifying and acquiring or investing in suitable acquisition candidates on acceptable terms. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management's attention from running our existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

•	adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses or products; and

•	dilution to stockholders if we issue securities in any acquisition.

Moreover, performance problems with an acquired business or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business or product could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

Our business plan requires additional financing.

Our business plan calls for increased investment in receivables, inventories, marketing, personnel, equipment and facilities to better attract and service wholesale and private label customers. In addition, we may investigate and pursue the acquisition of certain business units we believe will expand our market reach and add to our earnings. We anticipate revenues from operations will initially be insufficient to cover these expenditures. Accordingly, we are likely to have substantial additional capital requirements. We can provide no assurance that appropriate funding will be available if and when needed. Obtaining additional financing will be subject to a number of factors, including:

(i)	market conditions;
(ii)	the Company’s operating performance;
(iii)	our ability to successfully implement the business plan for the expansion of House of Brussels; and
(iv)	investor acceptance of our business plan.

These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional capital, we may not be able to implement our business plan and our plan of operations. In this event, we will have to scale back our expansion plans and may incur additional expense or losses.

In the future, we will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

The enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2006, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Seasonality and Quarterly Fluctuations

Sales of chocolate products have a strong seasonal element. The majority of our customer sales occur in our second and third fiscal quarters. We have taken steps to reduce the seasonality of our sales by focusing on larger customers who can purchase our products for resale year round. Regardless, we believe the seasonal element inherent in our industry will continue to make revenues substantially higher preceding certain holiday periods. These seasonal patterns cause our quarterly operating results and working capital requirements to fluctuate. They also make it much more difficult for us to operate profitably during the first and last quarters of the fiscal year. As a result of such seasonality, financial results for a particular quarter may not be indicative of results for the entire year. In addition, in the event that our results of operations for any period are below the expectation of market analysts and investors, the market price of the Common Stock could be adversely affected.

Foreign Currency Risk

Our earnings are affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies, especially the Canadian dollar. We also anticipate increasing business activity in Asia. Accordingly, we bear the risk of exchange rate gains and losses that may result from selling our products and buying our raw materials in differing currencies. Differences in currency values may handicap us in the development and/or operation of our business by causing the price of our products to exceed the revenue that can be generated in the target market's respective currency. In the future we may reduce our transaction and translation gains and losses associated with converting foreign currency into U.S. dollars by entering into foreign exchange forward contracts to hedge certain transaction and translation exposures.

No cash dividends.

We have never paid cash dividends on our common stock and it is unlikely that we will do so in the future. The only way you may be able to make a profit on your investment is to sell your common stock.

The issuance of additional authorized shares of our common and preferred stock or the conversion of debt and the exercise of stock options and warrants may dilute our investors and adversely affect the market for our common stock.

We are authorized to issue 60,000,000 shares of our common stock. As of April 18, 2005, there were 31,104,579 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the conversion of notes or the exercise of options or warrants. As of April 18, 2005, we had approximately 7.4 million shares of common stock underlying convertible notes, and we have reserved shares of our common stock for issuance in connection with the potential conversion thereof. As of April 18, 2005, we had outstanding stock options and warrants to purchase approximately 6.2 million shares of our common stock, the exercise price of which range between $0.50 and $3.00 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. Of the reserved shares, a total of 1,250,000 shares are currently reserved for issuance in connection with our 2004 Stock Option Plan, of which options to purchase an aggregate of 1,060,000 shares have been issued under the plan. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

Possible or actual sales of a substantial number of shares of common stock by the selling stockholders in this offering could have a negative impact on the market price of our common stock. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

The exercise of the outstanding convertible securities will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the convertible securities may be adversely affected, and it should be expected that the holders of the convertible securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

In addition to our shares of common stock which may be issued without stockholder approval, we have 4,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

Risks Relating to our Common Stock

The Market For Our Common Stock Is Limited, And May Be Volatile.

The OTCBB is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

•	quarterly variations in operating results and achievement of key business metrics;

•	changes in earnings estimates by securities analysts, if any;

•	any differences between reported results and securities analysts' published or unpublished expectations;

•	announcements of new contracts or service offerings by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	demand for our services and products;

•	shares being sold pursuant to Rule 144 or upon exercise of warrants; and

•	general economic or stock market conditions unrelated to our operating performance.

Further, companies traded on the NASD OTC Bulletin Board have traditionally experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. These broad market fluctuations could result in extreme fluctuations in the price of our securities, which could cause a decline in the value of your securities. In addition, our stock price may be adversely impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Any litigation arising from the volatility in the price of our common stock could have a material adverse effect upon our business, financial condition and results of operations.

No assurance of a public market.

There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and the small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue or that the stock price will be maintained. Even if the shares of Common Stock are registered for resale to the public under the Securities Act of 1933, as amended (the "Securities Act") and secondary trading exemptions under state securities laws are available, there may not be an active market for the shares of Common Stock.

There is limited liquidity on the OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Increased dealer compensation could adversely affect the stock price.

The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

Penny stock regulations may impose certain restrictions on marketability of our securities.

The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our shares of common stock are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and "accredited investors". For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our shares of common stock and may affect the ability of investors to sell such shares of common stock in the secondary market and the price at which such investors can sell any of such shares.

Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

There is a risk of Market Fraud.

OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Director and officer liability is limited.

As permitted by Nevada law, our bylaws limit the liability of our directors and officers for monetary damages for breach of fiduciary duty except for liability in certain instances. As a result, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to:

•	our ability to finance our business plan and overcome our history of operating losses;

•	the negative effects arising from possible events of default, asset collateralization, restrictions and failures to covert indebtedness related to the Laurus financing;

•	our ability to deal effectively with competition, obtain new customers and manage our growth;

•	our ability to effectively judge acquisition candidates and integrate acquired operations;

•	general market acceptance of our products and the success of private labeling as a strategy by our customers;

For a discussion of some additional factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 3. The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of the prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

THE BUSINESS

OVERVIEW

House of Brussels Chocolates Inc. owns and operates Brussels Chocolates Ltd.,, House of Brussels Chocolates (USA), Ltd., DeBas Chocolate Inc., and ChocoMed Inc. We are established manufacturers of gourmet quality chocolate products with plants in Delta, B.C., Canada, and Fresno, California. For more than 20 years we’ve offered a full line of quality chocolates, made from high-grade ingredients. Our award-winning products have a long history of customer acceptance and are manufactured to the strictest standards.

We specialize in manufacturing chocolate products for “private label” resale by retailers of significant size. More specifically, we target customers with the capacity to make annual purchases in the $1 million to $20 million range. We believe our expertise in formulating custom chocolate offerings and providing turnkey packaging solutions sets us apart. In early 2002, we primarily marketed our products directly to consumers through 13 high-end retail outlets. Based on our assessment of market potential and costs, we determined to redirect our efforts. Currently, we pursue private label and wholesale distribution customers exclusively. Our clients represent a diversified group of retailers and wholesalers.

In May 2004, we executed an agreement with Walgreens for the sale of private label chocolates using our “Truffelinos” and “Truffelinos Lite” trademarks. As part of the agreement, Walgreens guaranteed that it would purchase not less than $3,000,000 in product annually for a two (2) year period. To date, we’ve completed $1,311,000 in sales to Walgreens under the terms of the agreement. During December 2004, we entered into an exclusive three (3) year agreement with Schokinag Chocolate North America Inc. to provide manufacturing, co-packing, marketing and distribution services with respect to its line of gourmet drinking chocolates. We are nearing completion of the tooling required to support performance under this agreement. Large customers such as Walgreens, Laura Secord, Nordstrom, Whole Foods and Costco now represent a significant portion of our sales. We continue to focus our marketing efforts at large companies with the objective of reducing our selling and administrative expenses as a percentage of our revenues. This strategy, however, makes us more dependent on a few, large customers.

In connection with the transition in our customer focus, we have substantially upgraded our plant and equipment. During November 2003, we purchased the assets of “The Candy Jar”, a gourmet chocolate manufacturer based in San Francisco, California. In July 2004, we also acquired the operations of DeBas Chocolate Inc. located in Fresno, California. We undertook the acquisition of DeBas to expand our manufacturing capacity, increase revenues, enhance product lines and add a variety of highly recognizable gourmet trademarks to our family of offerings. As part of the transaction, we acquired a strategically located manufacturing and production facility which we believe will assist in lowering the cost of our product distribution. During the period from November 2004 through February 2005, we vacated a 32,000 square foot operating plant near downtown Vancouver in favor of approximately 80,000 square feet of modern office, manufacturing and inventory warehouse space located in an industrial community in Delta, British Columbia. Though previous capacity was adequate to meet historic needs, our prior facilities did not provide the opportunity to reengineer work flows or allow the most effective layout of our manufacturing equipment. Our new facilities substantially increase our capacity. The layout of these facilities more exactly meets our needs and we believe will result in significant cost savings arising from efficiencies in workflow, maintenance and inventory management.

CORPORATE HISTORY

We originally incorporated under the laws of the State of Nevada on March 5, 1998 under the name “Green Fusion Corporation”. On May 6, 2002 we completed the acquisition of House of Brussels Holdings Ltd. (“House of Brussels Holdings”). House of Brussels Holdings was the sole shareholder of Brussels Chocolates. This acquisition was completed pursuant to a share purchase agreement with House of Brussels Holdings and its shareholders dated April 2, 2002. We issued 6,000,000 (post-reverse split) shares to the shareholders of House of Brussels Holdings in exchange for all of the issued and outstanding shares of House of Brussels Holdings. This acquisition was agreed to be effective as of May 1, 2002. In connection with this acquisition, we adopted the April 30th year end of House of Brussels Holdings.

We completed a number of fundamental corporate changes to reflect our acquisition of House of Brussels Holdings. These changes were approved by our shareholders in March 2003. We completed a reverse split of our outstanding shares of common stock on the basis of one new share of common stock for each five previously outstanding issued and outstanding shares of our common stock. We also amended our Articles of Incorporation to give effect to the following:

1.	the change of our corporate name from “Green Fusion Corporation” to “House of Brussels Chocolates Inc.”;

2.	the decrease to the number of our authorized shares of the common stock from 100,000,000 shares to 60,000,000 shares;

3.	the creation of an authorized class of 4,000,000 shares of preferred stock; and

4.	the removal of the requirement of cumulative voting for the election of our directors.

On May 10, 2002, we completed the acquisition of GFC Ventures Corp. (“GFC Ventures”), pursuant to an agreement originally dated June 26, 2001. We issued an aggregate of 2,736,940 (post-reverse split) shares of our common stock in consideration of the acquisition of all of the outstanding shares of GFC Ventures.

In October 2003, we formed House of Brussels Chocolates (USA), Ltd., a wholly owned domestic subsidiary. On November 19, 2003, HOBC (USA), purchased certain assets of The Candy Jar, Inc., a California corporation which manufactured and retailed ultra-gourmet chocolate products.

During February 2004, we incorporated a wholly owned subsidiary, ChocoMed, Inc., to manage the business opportunities we anticipate from our manufacture and commercialization of fortified chocolate products.

On July 29, 2004, we entered into a stock purchase agreement with DeBas Chocolates, Inc., a California corporation whereby we purchased all of the outstanding shares of common stock of DeBas. In this transaction, we acquired all of the outstanding shares of DeBas from Guy Debbas, its sole shareholder.

As part of an internal cost reduction and production efficiency review we closed our manufacturing facilities at 2065 Oakdale Avenue, San Francisco, California on December 1, 2004. The shutdown of this operating location was undertaken to reduce manufacturing costs and consolidate domestic west coast operations at our newly acquired production facilities in Fresno, California. The inventories and manufacturing assets previously located at the San Francisco plant have been reallocated to support operations at both our Fresno and Delta, British Columbia locations.

OUR MARKET FOCUS

Brussels Chocolates was founded in 1983 by a family of native Belgian chocolatiers. Using original molds, recipes and traditional techniques from Belgium, they established a small production and retail outlet in an upscale neighborhood of Vancouver, British Columbia. Strong product acceptance resulted in the growth of retail outlets and the establishment of centralized manufacturing facilities. By December 2001, Brussels Chocolates had expanded to 13 retail outlets. While certain retail locations were profitable, many struggled to cover their cost of operation.

The Company’s current management acquired the operations of Brussels Chocolates early in 2002. Based on our assessment of marketing costs and manufacturing capacity, we determined to change its business model. Accordingly, we began efforts to expand wholesale marketing of our products and close unprofitable retail stores. We believe the cost to obtain and service new wholesale business is less than the cost to maintain new retail outlets and drive end-user traffic. We also believe that production for wholesale contracts better utilizes our manufacturing capacity. In this connection, we closed all but two of our retail stores. We continue to operate one retail location and have licensed the other retail store to an independent entrepreneur who sells our products and operates under the “House of Brussels Chocolates” name. We received a one-time license fee in connection with this transaction and continue to receive the benefits associated with a local retail presence.

In fiscal year 2003, we began to actively pursue wholesale customers. We focused our attention on this customer base with the intention of decreasing the effects of seasonality and increasing utilization of our production facility on a year-round basis. We believe this focus will enable us to operate at a higher rate of efficiency, decrease idle-time expense and better absorb fixed and semi-variable costs.

In the past, the majority of our revenues were generated by product sales in Canada. Since the beginning of fiscal year 2003 however, we have expanded our market focus to embrace the United States and are currently in negotiations with a number of giant retailers in Asia. We believe this broadened scope provides additional sales opportunities and will allow us to facilitate the purchasing of raw materials internationally. On a number of occasions, our management has visited Hong Kong and mainland China to investigate distribution opportunities and alternative sources for certain of our packaging supplies. Our products have been generally well received and a variety of high-volume, low-cost packaging options have been identified and are being negotiated.

While servicing our wholesale customers we recognized an increasing demand for privately labeled chocolate products. In general, private label goods are manufactured for resale by one party under a tradename or trademark belonging to another party. We believe the demand for private label goods is supported by our client’s ability to generate higher margins by utilizing their prime “shelf-space” for products they control, rather than on products purchased for resale from third-party vendors. We currently provide private label products to Walgreens, Whole Foods, Nordstrom, Laura Secord, Suzanne Somers, Sun-Maid Raisins, Robert Mondavi and nearly 100 other smaller resellers. Because of our staffing, experience and production facilities, we believe we are well suited to supplying turnkey private label solutions to our customer base. Our future sales growth is directed towards private label and wholesale customers.

We also recognize the growing interest in using no-sugar-added/low-carb products to deliver dietary supplements, functional foods and pharmaceutical compounds. To that end, we have formed a Medical Advisory Board consisting of health care specialists. Their goal is to identify and evaluate key companies, personnel and products involved with advancing the use of chocolate as a carrier for various compounds. These compounds span the spectrum from simple dietary supplements, to pharmaceutical compounds targeting specific types of medical conditions. Our advisory board intends to identify research projects and support personnel to facilitate the manufacture and commercialization of these compounds. We incorporated a wholly owned subsidiary, ChocoMed, Inc., in February 2004 to manage the business opportunities we anticipate from this sector.

The confectionary industry is highly segmented. A small number of giant corporations account for the largest part of sales while the remaining demand is shared by a large range of smaller boutique providers. As such, we believe the acquisition of targeted business units can be accretive to our earnings and EPS. Consequently, from time-to-time, we investigate acquisitions which we believe will help consolidate and/or accelerate our growth.

On November 19, 2003, we purchased certain assets of The Candy Jar, Inc., a California corporation which manufactured and retailed ultra gourmet chocolate products. In exchange for the purchased assets, we agreed to pay $233,820 in cash and 200,000 shares of our restricted stock. Included in the assets purchased were trademarks ( including “Truffelinos” and “Truffelinos Lite” ) and a pre-existing private label relationship with Nordstrom.

On July 29, 2004, we entered into a stock purchase agreement with DeBas Chocolates, Inc., a California corporation ("DeBas") whereby we purchased all of the outstanding shares of common stock of DeBas. We undertook this acquisition to expand our manufacturing capacity, increase revenues, enhance product lines and add a variety of highly recognizable gourmet trademarks to our family of offerings. As part of the transaction, we also acquired a strategically located manufacturing and production facility which we believe will assist in lowering the cost of our product distribution. Additionally, Guy Debbas, Founder and President of DeBas, remains with us as Chief Operating Officer under a five-year employment agreement. We believe Mr. Debbas is uniquely skilled in manufacturing efficiencies and product research & development.

Our sales focus is to build long-term relationships with retailers of significant size. More specifically, we target customers with the capacity to make annual purchases in the $1 million to $20 million range. Such customers necessarily have a “year-round” focus that will help attenuate the cyclical nature of our seasonal sales. We continue to cultivate leads through tradeshow attendance, cold calls and referrals.

OUR PRODUCTS

House of Brussels sells a full range of chocolate products. Our offerings include gourmet/ultra-gourmet truffles, chocolate bars, European chocolates, panned goods and drinking chocolate. Our line of chocolate bars includes fortified chocolate and energy bars. We also manufacture a complete line of no-sugar-added/low-carbohydrate chocolate products. We constantly innovate new product ideas to suit the tastes and business focus of our wholesale and private label customers.

Historically, we generated a significant portion of our revenues from “tourist chocolates”. This category of goods includes those products offered on a seasonal basis to the tourist trade. Among those offerings are a number of “maple” and “hazelnut” favored items. Our signature products in this category are the “Maple Leaf”, symbolic of Canada’s national heritage, and the chocolate hedgehog. The hedgehog marries the traditional Belgian symbol of good luck (i.e., the hedgehog) with a delicious taste for strong customer appeal.

Our gourmet/ultra-gourmet truffles include a full line of flavors and are made from the very highest quality ingredients. We believe our gourmet/ultra-gourmet truffles are among the finest in the world. Our line of chocolate bars is extensive. We offer both solid and filled bars made of classic ingredients as well as a complete line of no-sugar-added/low-carbohydrate chocolate bars and truffles. Our bar line also includes special formulations to enhance energy, provide protein and act as a carrier for other functional ingredients.

In addition, we offer a complete line of high-quality Belgian chocolates, panned goods and European drinking chocolate. Our Belgian chocolates are produced in a variety of classic shapes and fillings. They are generally manufactured in both milk and dark chocolate and can be purchased in either classic or sugar free versions. Our panned goods span the broadest variety of types and flavors. Panned goods may contain almost any center (e.g. fruits, nuts) coated in a rich chocolate covering with a thin polished shell. Our European drinking chocolate comes in seven flavors and a variety of tins.

Our packaging varies in accordance with our customers specifications. We typically produce premium chocolates packaged in a high quality box for resale through custom boutiques and high-end retailers. We also sell products in more cost effective packaging to the grocery, drugstore and tourist markets.

We undertake expansion in new markets and products with the objectives of increasing sales and evening out seasonal variations in revenue. One of our management’s goals is to eliminate or reduce the severity of our historical revenue and plant utilization swings. We believe that the diversification of our products and markets will significantly reduce our revenue swings.

We produce larger volume items such as our tourist goods and Belgian chocolates at our Delta, British Columbia plant. Our panned goods and ultra-gourmet chocolate truffles are generally manufactured in our Fresno, California facility. With the exception of drinking chocolate and panned goods, which are produced solely in Delta and Fresno, respectively, either facility is capable of producing all of our products with relatively minor plant modifications. This provides us increased flexibility in production scheduling and shipping.

We purchase raw materials from a wide variety of suppliers. The chocolate we use is available from a number of sources and is not a scarce commodity. Based on the pricing, service and quality, we have developed long-standing relationships with certain of our suppliers including Schokinag Chocolate, Unisource, Boxmaster and Ellis Packaging. As a result, we use those vendors to satisfy many of our raw materials needs. We have used many suppliers in the past and will continue to compare and negotiate pricing and quality with current suppliers and a broad variety of alternative sources. In that connection, our management has visited Hong Kong and mainland China to investigate alternative sources for certain of our packaging supplies. As a result, low-cost packaging options originating in Asia have been identified and are being negotiated.

COMPETITION

According to the most recently published MA311D, a Department of Commerce Report on the U.S. confectionery industry sponsored by the National Confectioners Association, 2003 wholesale confectionery sales increased 5.7 percent to $16.8 billion. Of the overall market, chocolate sales increased 8.0 percent to $9.5 billion (wholesale). Our production and sales represent a very small portion of the overall market. We compete with a large number of chocolate manufacturers both in North America and overseas. The total number of our competitors is unknown but it is considerable. We compete against many companies who have greater financial resources and larger, more modern production capabilities than we do. The confectionary industry is highly segmented. A small number of giant corporations account for the largest part of sales while the remaining demand is shared by a large range of smaller boutique providers.

We challenge our competitors by focusing on product quality, cost effectiveness and our ability to quickly respond to the needs of our customers. We specialize in manufacturing chocolate products for “private label” resale by retailers of significant size. We believe our expertise in formulating custom chocolate offerings and providing turnkey packaging solutions sets us apart. Because of the increased profit opportunities we offer our customers, we believe the potential in private label distribution of chocolate products is extraordinary. Brand considerations generally prevent our giant competitors from undertaking private label opportunities. Smaller competitors generally do not have the resources to provide turnkey private label solutions, or the manufacturing resources to fulfill the volume commitments they entail. It is our belief that we are well situated to take advantage of the current positioning of its competitors and generate significant success.

In addition, our particular skills in chocolate innovation provide an opportunity for our ChocoMed subsidiary to develop products utilizing chocolate as a palatable carrier for various dietary supplements targeting specific types of medical conditions. As a market for these goods develop, we expect our ChocoMed products to provide our highest margins. We believe this market will not cannibalize market share from other operations.

We believe that health-conscious American markets are coming to realize that chocolate is not the source of health problems, obesity, and cavities as previously perceived. In fact, recent studies show that compounds contained within chocolates called “flavonoids” help to maintain a healthy heart, good circulation and reduce blood clotting, which decreases the likelihood of heart attacks and strokes.

We plan to compete in the market for Gourmet, Ultra-Gourmet, No-Sugar-Added/Low-Carb and Supplement-Fortified chocolates particularly in the private labeling arena in the United States and Canada while making further inroads in Southeast Asia. We believe our ability to recognize opportunity and innovate product solutions will add to our success.

INTELLECTUAL PROPERTY

We maintain a range of trademarks through commercial use and via registration with the governments of the United States and Canada. We are currently undertaking the expansion of our trademark protection in Southeast Asia. Our registered trademarks, or trademarks for which we are seeking registration include; “House of Brussels”, “House of Brussels Chocolates & Design”, ‘Chocomed”, “Chocolatier’s Choice”, “House of Brussels Traditional Belgian Chocolates & Design”, “A Capella”, “Mochacircle”, “Mochadisc”, “Mocharound”, “The Coffee Lover’s Supreme Chocolate Bar”, “Esprezzo”, “Zzozzo”, “Chocolati”, and “Triangle Box Design”.

We are one member of a four-company group called the “Hedgehog Consortium” that has applied for a Canadian trademark for the “hedgehog” as it pertains to food products. One member of this group already owns a similar trademark in the US and has granted the other three members a renewable, 99-year license to use the trademark without charge.

As part of our contractual arrangement with Walgreens we transferred our trademarks for Truffelinos and Truffelinos Lite to Walgreens. All of our intellectual property has been pledged as collateral as part of our financing agreements with Laurus Master Fund.

Our chocolate recipes are proprietary and are considered “trade secrets”. We protect the privacy of those formulations rigorously.

GOVERNMENT REGULATION

We have no current products which require governmental approval. We are subject to food and packaging regulations in all countries in which our products are sold. No extraordinary regulations apply to our production processes or products.

EMPLOYEES

As of April 18, 2005, we employed 52 full-time employees of which six are in management positions, including corporate and administrative operation. Also, 29 of our employees are represented by The National Automobile, Aerospace, Transportation and General Workers Union (CAW-Canada) Local 114. We consider our employee relations to be good. Additionally, we have two consultants (one full time and one part time).

RESEARCH AND DEVELOPMENT EXPENDITURES

During fiscal 2004, we expended $24,037 in product research and development in connection with the finalization of our “no-sugar-added” and “low-carb” product lines.

DESCRIPTION OF PROPERTY

Our new Delta, British Columbia operating plant consists of approximately 80,000 square feet of modern office, manufacturing and warehouse space located in an industrial community. Monthly rent and utilities for this facility range from $39,000 to $43,000. We have incurred costs and investments in capital expenditures and leasehold improvements related to our recent move to our Delta plant of approximately $550,000.

We own a 15,000 square foot office, manufacturing and warehouse facility in Fresno, California. This location acts as the operating plant for our subsidiary, DeBas Chocolates, Inc. This Fresno facility was designed and built specifically to support production of “artisan” chocolates. As such, its layout and work flow compliment our needs precisely. In this facility, approximately 10,000, square feet are allocated to production, 4,000 square feet are allocated to warehousing and 1,000 square feet are allocated to office space.

We also maintain corporate offices in Houston, Texas in a high-rise at One Riverway, Suite #1700. This facility is part of a larger full-service executive suite. We intend to expand the size and administrative functionally housed at our administrative facility in Houston. Currently, the costs of these facilities are approximately $1,300 per month and our lease expires April 30, 2006. We also lease a small premise in Toronto for our Eastern Canada sales representative. The lease is for a one-year term and can be cancelled with three month’s written notice.

LEGAL PROCEEDINGS

We are involved in a matter pending in District Court, Clark County, Nevada, entitled Whittington v. House of Brussels Chocolates, Inc., Case No. A482600 ("the Matter").

Mr. Whittington is a former officer and director of the Company, who claims that he had an agreement with the Company, entitling him to purchase 1.2 million shares of stock (post 1 for 5 reverse split) for $0.05 per share and warrant rights to purchase another 1.2 million shares (post 1 for 5 reverse split) at $0.30 per share. Mr. Whittington filed suit in District Court, Clark County, Nevada, on March 22, 2004, seeking to enforce this alleged agreement. On April 6, 2004, Mr. Whittington took the further step of filing an application for temporary restraining order and preliminary injunction, asking the court to compel the Company to immediately issue him 1.2 million shares of stock and to give him adequate time to exercise his alleged warrant rights to purchase an additional 1.2 million shares of stock. The Company answered Mr. Whittington's complaint, denying the existence of the alleged agreement and denying that he is entitled to any shares or warrants. In addition, the Company opposed Mr. Whittington's application for a temporary restraining order and preliminary injunction. A hearing on Mr. Whittington's application for temporary restraining order and preliminary injunction was held on April 27, 2004. At the conclusion of the hearing, the court denied all of the relief requested by Mr. Whittington. On May 6, 2004, Mr. Whittington filed a motion to amend his complaint. The Court granted permission for him to do so. The amended complaint asserts the following causes of action against the Company: (1) alter ego/piercing the corporate veil; (2) accounting; (3) injunctive relief; (4) breach of contract; (5) application for receivership; (6) unjust enrichment; (7) conversion; (8) tortious and contractual breach of the covenant of good faith and fair dealing; (9) breach of fiduciary duties; (10) fraud/negligent misrepresentation; and (11) punitive damages. The Company filed an answer to the amended complaint denying and contesting all claims, causes of action, and relief sought. Grant Petersen and Evan Baergen are also named as defendants in the case.

The Company believes that Mr. Whittington's claims and causes of action are without merit and is aggressively defending against all of the claims and causes of actions asserted by him.  The case is currently in the discovery phase.  A trial has been set for September 26, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS
AND PLAN OF OPERATIONS

OVERVIEW

During the past two years, we have completed a substantial transition in our business strategy. In early 2002, we primarily marketed our products directly to consumers through 13 high-end retail outlets. Based on our assessment of market potential and costs, we determined to redirect our efforts. Currently, we pursue “private labeling” and wholesale distribution customers exclusively. Our clients represent a diversified group of wholesalers. Large customers such as Walgreens, Laura Secord, Nordstrom and Costco now represent a significant portion of our revenue. We continue to focus our marketing efforts at large companies with the objective of reducing our selling and administrative expenses as a percentage of our revenues. This strategy, however, makes us more dependent on a few, large customers.

We generated a net loss of $3,768,000, or ($0.18) per share on $2,481,000 in revenues for the fiscal year ended April 30, 2004 (“Fiscal 2004”). That loss resulted from a decline in our gross profit margin, and an escalation in our selling, general and administrative expense. Our gross profit margins declined as a result inventory adjustments and unabsorbed plant costs (including idle time) we generated in connection with the maintenance of manufacturing capacity during our transition in customer focus. The increase in our selling, general and administrative expense includes $1,760,000 in stock-based compensation. This compensation was expensed as a result of our timely transition to “fair market value” based accounting for options in accordance with “Statement of Financial Accounting Standard 148.” In largest part, the compensation expense recognized was incurred in connection with incentives granted to existing employees, and newly appointed officers and members of our Board of Directors. We believe the costs and expenses incurred were appropriate and necessary to align the Company with future opportunities in wholesale manufacturing and private label sales. In addition to the foregoing, we incurred increases in selling expense related to business projected for recognition during fiscal year 2005.

During the nine month period ended January 31, 2005, we generated $6,703,000 in revenues which represents a 186% increase in sales volume over the same period during the previous year. Overall, increased sales volume can be attributed to a substantial growth in orders from our expanding private label and wholesale distribution customers. Our cost of goods sold for the nine month period ending January 31, 2005 increased over the same periods in the previous year by 290% resulting in a gross margin percentage of approximately 10%. Costs of goods sold for this period include the impact of costs incurred in the shutdown of our San Francisco manufacturing facilities and the relocation of our Vancouver operating plant. Our net loss for the nine month period was $2,478,000. This loss also reflects the impact of increased selling, general & administrative expense resulting from our ongoing investment in personnel required to support our expansion. These employee related expenses include stock-based compensation of $382,000 associated with the fair market value of options granted under our stock option plan together with share purchase warrants granted to our Board of Directors.

On November 19, 2003, we purchased certain assets of The Candy Jar, Inc., a California corporation which manufactured and retailed ultra gourmet chocolate products. In exchange for the purchased assets, we agreed to pay $233,820 in cash and 200,000 shares of our restricted stock. Included in the assets purchased were trademarks (including “Truffelinos” and “Truffelinos Lite” ) and a pre-existing private label relationship with Nordstrom.

In May 2004, we executed an agreement with Walgreens for the sale of private label chocolates using our “Truffelinos” and “Truffelinos Lite” trademarks. As part of the agreement, we transferred those trademarks to Walgreens and received a guarantee that Walgreens would purchase not less than $3,000,000 annually in product for a two (2) year period. Founded in 1901, Walgreens is a national retail pharmacy chain that is largely considered to be the leader in innovative drugstore retailing. Walgreens operates over 4,200 drugstores in 44 states and Puerto Rico.

On July 29, 2004, we entered into a stock purchase agreement with DeBas Chocolates, Inc., a California corporation ("DeBas") whereby we purchased all of the outstanding shares of common stock of DeBas. We undertook this acquisition to expand our manufacturing capacity, increase revenues, enhance product lines and add a variety of highly recognizable gourmet trademarks to our family of offerings. As part of the transaction, we also acquired a strategically located manufacturing and production facility which we believe will assist in lowering the cost of our product distribution. Additionally, Guy Debbas, Founder and President of DeBas, remains with us as Vice President of Product Development under a five-year employment agreement. We believe Mr. Debbas is uniquely skilled in manufacturing efficiencies and product research & development.

In the DeBas transaction, we acquired all of the outstanding shares of DeBas from Guy Debbas, its sole shareholder. We agreed to a purchase price of $1,130,000 payable $200,000 in cash and 324,042 shares of our restricted common stock valued at $930,000. In addition, we absorbed approximately $1,124,000 in net liabilities from DeBas. Of the purchase price tendered, 226,481 shares of our common stock are currently held in escrow awaiting distribution to either Mr. Debbas or cancellation by the Company. The market value of the amounts escrowed at the date of purchase was $800,000. For accounting purposes, approximately $700,000 of these escrowed amounts were excluded from the purchase price as we believe they will not be paid. As a result of an audit of the DeBas balance sheet completed October 7, 2004, we increased the amount recognized as goodwill associated with this acquisition from $920,000 to $1,031,551. Our goodwill allocation however, remains subject to revision based upon final valuation of the assets and liabilities absorbed in the purchase. The funds utilized for the purchase were derived from the cash and equity of the Company.

The terms and conditions of the stock purchase agreement were the result of arm's length negotiations between the parties. We believe the transaction was favorable to us in view of the payment terms, synergies associated with the personnel absorbed and the market value of the underlying assets of DeBas. No formal appraisal or fairness opinion was done in connection with this transaction.

During December 2004, we entered into a three (3) year agreement with Schokinag Chocolate North America Inc. to provide manufacturing, co-packing, marketing and distribution services with respect to its line of gourmet drinking chocolates. This agreement appoints the Company as exclusive co-packer for these products and grants us the lead role in the exclusive introduction and sale of the Schokinag products to national/regional wholesalers, retail chains and private label customers throughout North America.

As a chocolate wholesaler, we are subject to significant seasonality in demand. We undertake expansion in new markets with the objective of evening out large seasonal variations in revenue. One of our goals is to reduce or eliminate the severity of historical revenue and plant utilization swings. We believe the diversification of our products and markets will significantly reduce those seasonal effects. Further, we believe the acquisition of targeted business units can be accretive to our earnings, enhance revenues and assist in normalizing demand fluctuations. Consequently, from time-to-time, we investigate and pursue acquisitions we believe will help consolidate and/or accelerate our growth.

During the period from November 2004 through February 2005, we completed a significant upgrade in our manufacturing facilities. As part of this transition, we vacated our 32,000 square foot operating plant near downtown Vancouver in favor of approximately 80,000 square feet of modern office, manufacturing and inventory warehouse space located in an industrial community in Delta, British Columbia. Though previous capacity was adequate to meet historic needs, our prior facilities did not provide the opportunity to reengineer work flows or allow the most effective layout of our manufacturing equipment. Further, we believe the age of our previous plant required an escalating investment in maintenance to support our quality control standards. Our new facilities substantially increase our capacity. The layout of these facilities more exactly meets our needs and we believe will result in significant cost savings arising from efficiencies in workflow, maintenance and inventory management. Monthly rents and utilities associated with our previous plant totaled approximately $14,000. Monthly rents and utilities for our new facility range from $39,000 to $43,000. We also incurred costs related to our move between plants and invested approximately $550,000 in capital expenditures and leasehold improvements preparing our new facility for productive operation.

In addition, our cost reduction and production efficiency review resulted in the December 1, 2004 closure of our manufacturing facilities at 2065 Oakdale Avenue, San Francisco, California. The shutdown of this operating location was undertaken to reduce manufacturing costs and consolidate domestic west coast operations at our newly acquired production facilities in Fresno, California. The inventories and manufacturing assets previously located at the San Francisco plant have been reallocated to support operations at both our Fresno and Delta, British Columbia locations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing our financial statements we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Our estimates and assumptions provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Principles of Consolidation

Our consolidated financial statements include the accounts of House of Brussels Chocolates Inc. and all its subsidiaries after the elimination of intercompany accounts and transactions.

Stock-Based Compensation

During 2004, we elected a timely transition to "fair market value" based accounting for stock options in accordance with "Statement of Financial Accounting Standard 148 and 123R." As a result, we recognize the fair market value of all options awarded to officers, elected directors and employees as compensation expense in our financial statements.

Inventories

Our inventories include finished goods, packaging supplies, and raw materials. We value finished goods at the lower of cost or net realizable value, on a weighted average basis. We value packaging and raw materials are valued at the lower of cost or net realizable value, on a first in first out basis.

Revenue Recognition

We recognize product sales revenue when our products are shipped. We normally ship our products via FedEx, UPS and standard highway transport. We recognize sales when risk of loss and ownership is transferred to our customers. In some instances, sales contracts may contain certain rights to return product or obligate us to participate in product mark downs with our customers. In such instances, our contracts are reviewed individually to determine an appropriate revenue reserve

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates our ability to use the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect on its income statement, instead of pro forma disclosures in its financial footnotes, the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to be rendered and, if the terms or conditions of an equity award are modified after the grant date, to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. SFAS 123R is effective generally for public companies as of the beginning of the first interim or annual reporting period that begins after June 15, 2006. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair-value-based method for either recognition or disclosure under the original Statement 123 will apply this revised statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under the original Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by the original Statement 123. We are currently evaluating the requirements of SFAS 123R and will adopt the revisions this statement at the effective date. We expect that the adoption of this revision to SFAS123 will not have a material effect on our financial statements because we have adopted SFAS 123 as originally issued.

RESULTS OF OPERATIONS

For the Fiscal Year Ended April 30, 2004 Compared to the Fiscal year Ended April 30, 2003

Revenues

Our sales revenues fell $566,000 or 18.5%, from $3,047,000 to $2,481,000 for the fiscal years ending April 30, 2003 and 2004, respectively. To some extent, revenues declined as a result of increased competition in the market for “sugar-free” and “low-carb” chocolate. That increase in competition decreased our potential sales of private label chocolates to SLC Sweets and others. Further, management believes Fiscal 2004 revenues might have been higher except for the negative first quarter impact of the “SARS” outbreak. This outbreak negatively affected our sales of “tourist” chocolates throughout Canada.

In largest part however, our decline in revenue can be related to a decrease of $514,000 (71.8%) in sales during the fourth quarter of 2004 when compared to the same period during the previous year. During the third and fourth quarters of Fiscal 2004 we refocused our sales force from selling our legacy base of smaller customers to approaching a new customer base of giant resellers. We increased the number, and scope of preparation of our sales force and invested heavily in larger industry tradeshows. As a result, interim revenues suffered while new groundwork was laid for greater potential sales during fiscal year 2005.

Cost of Sales

Our cost of sales increased to $2,485,000 for the year ended April 30, 2004, compared to cost of sales of $1,883,000 for the year ended April 30, 2003, an increase of $602,000 or 32%. This increase in cost was not matched by offsetting increases in sales revenue and as such, gross margins dropped substantially. Our gross margin for fiscal year 2004 was 0%, a decline of nearly 38 gross margin points from the previous year. In largest part, the decrease in our gross margin relates to inventory adjustments and unabsorbed plant costs (including idle time) we generated in connection with the maintenance of manufacturing capacity during our transition in customer focus. During the 3rd and 4th quarters of Fiscal 2004, we recognized nearly $890,000 in inventory write-downs associated with the expensing of excess idle time, changes in standard costs, inventory count adjustments and spoiled or obsolete goods. Our increase in cost of sales also reflects the impact of nearly $73,000 in stock-based compensation given to plant management as part of our 2004 Stock Option Plan.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased to $3,733,000 for the year ended April 30, 2004, from $1,634,000 for the year ended April 30, 2003, an increase of $2,099,000 or 128%. In largest part, this increase can be attributed to $1,760,000 in stock-based compensation incurred in connection with incentives granted to existing employees, and newly appointed officers and members of our Board of Directors. The expense related to this compensation was booked as a result of our timely transition to “fair market value” based accounting for options in accordance with “Statement of Financial Accounting Standard 148.”

After adjusting for stock-based compensation, our selling, general and administrative expenses increased to $1,973,000 for the year ended April 30, 2004, from $1,634,000 for the year ended April 30, 2003, an increase of $339,000 or 21%. In largest part the increase in selling, general and administrative expense can be attributed to an increase of nearly $205,000 in selling costs related to tradeshows, travel, advertising and promotion to our new larger customers.

For the Nine Months Ended January 31, 2005 Compared to the Nine Months Ended January 31, 2004

Revenues

Our sales revenues for the nine month period ending January 31, 2005 increased 186% when compared to the same periods during the previous fiscal year. Sales for the nine month period ending January 31, 2005 were $6,703,000 and represent an increase of $4,360,000 over the revenues of $2,343,000 reported for the same period ended January 31, 2004. Sales increases over prior years can be attributed to a significant growth in our revenues from private label and wholesale distribution customers.

Cost of Sales

Cost of sales for the nine month period ending January 31, 2005 was $6,054,000, an increase of $4,501,000 or 290% over the cost of sales of $1,553,000 reported for the comparable nine month period in the previous fiscal year. In largest part, this increase in costs of goods sold relates to costs incurred to support our increase in product sales. In addition, our costs of goods sold for the three month period ended January 31, 2005 includes the impact of costs incurred in the shutdown of our San Francisco manufacturing facilities and the relocation of our Vancouver operating plant including employee severance, excess idle and non-productive labor, costs to dismantle fixed assets, duplicative rents and utilities and relocation costs.

Selling, general and administrative expenses

Selling expenses for the nine month periods ending January 31, 2005 were $1,245,000 an increase of $617,000 or 98% over the selling expenses of $628,000 reported for the comparable nine month period in the previous fiscal year. In largest part, the increases in selling expense for the nine month period can be attributed to nearly $746,000 paid in sales salaries, commissions and brokerage costs associated with our increased revenues. In addition, the costs of bad debts, and travel and entertainment related to our selling efforts have increased by $ $80,000 or 461% and $55,000 or 76%, respectively for the nine month period ended January 31, 2005.

General and administrative expense for the nine month period ending January 31, 2005 was $1,703,000, an increase of $1,226,000 or 257% over the general and administrative expenses of $477,000 reported for the comparable nine month period in the previous fiscal year. The amounts we’ve incurred for general and administrative expenses have risen in nearly all categories as a result of our growth and expansion. Most significantly, during the nine month period ending January 31, 2005 we have incurred $1,000,000 in salaries, benefits, consulting and director’s fees. Our prior year salaries, benefits, consulting, and directors’ fees were much lower as our directors were not compensated during the first three quarters of the previous year and one of our senior executive officers resigned and was not replaced during the third fiscal quarter of that year. In addition, our remaining senior executive made a one-time arrangement with the Company to decline salaries during the slow season. As a result, salaries, benefits, consulting, and directors’ fees amounts reported represent an increase of $774,886 or 444% over the salaries, benefits, and directors’ fees of $225,114 reported for the comparable nine month period in the previous fiscal year.

For the Three Months Ended January 31, 2005 Compared to the Three Months Ended January 31, 2004

Revenues

During the three month period ended January 31, 2005, we generated $1,770,000 in revenue which represents a $769,000 or 77% increase in sales over the same period during the previous year. Our third quarter sales increase is below the increase on a year-to-date basis, reflecting an anticipated slow down in revenue associated with the onset of seasonal low point of our fiscal year. Overall, increased sales volume can be attributed to a substantial growth in orders from our expanding private label and wholesale distribution customers.

Cost of Sales

Our cost of goods sold for the three months ended January 31, 2005 were $2,237,000, representing a 174% increase over the same period in the previous year. During the three months ended January 31, 2005, our costs of goods sold exceeded revenues by $466,000. Our third quarter negative gross margin reflects the impact of costs incurred in the shutdown of our San Francisco manufacturing facilities and the relocation of our Vancouver operating plant. In addition to lower than average margins resulting from our seasonal slowdown, we incurred employee severance, excess idle and non-productive labor, costs to dismantle fixed assets, duplicative rents and utilities, and relocation costs.

Selling, General and Administrative Expenses

Selling expenses for the three months ended January 31, 2005 were $441,000, representing an increase of $255,000 or 137% over the selling expenses of $186,000 reported for the three month period ended January 31, 2004. The increase in selling expenses is primarily attributable to nearly $214,000 in sales salaries, commissions and brokerage costs associated with our increased revenues.

General and administrative expenses for the three months ended January 31, 2005 were $657,000, representing an increase of $595,000 over the general and administrative expense of $63,000 reported for the three month period ended January 31, 2004. The amounts we’ve incurred for general and administrative expenses have risen in nearly all categories as a result of our growth and expansion. Most significantly, during the three months ended January 31, 2005 we incurred $412,000 in salaries, benefits, consulting and director’s fees. Our prior year salaries, benefits, consulting, and directors’ fees were much lower as our directors were not compensated and one of our senior executive officers resigned and was not replaced during the three months ended January 31, 2004. In addition, our remaining senior executive made a one-time arrangement with the Company to decline salaries during the slow season. As a result, salaries, benefits, consulting, and directors’ fees amounts reported represent an increase of $385,000 or 1,425% over the salaries, benefits, directors’ fees of $27,000 reported for the three month period ended January 31, 2004.

Our net loss for the three months ended January 31, 2005 was $1,595,000. This loss, in addition to reasons described above, also reflects the impact of increased selling, general and administrative expense resulting from our ongoing investment in personnel required to support our expansion. Employee related expenses include stock-based compensation of $127,000 associated with the fair market value of options granted under our stock option plan together with share purchase warrants granted to a new member of our Board of Directors.

FINANCIAL CONDITION

At April 30, 2004, our total assets equaled $3,417,000 which represents an increase of nearly $1.3 million or 61% over assets reported at our previous year end. Asset balances in all categories increased between years and our current ratio (the ratio of current assets to current liabilities) improved from 1.25 at April 30, 2003 to 1.92 at April 30, 2004. We had no long-term third-party indebtedness and in largest part, amounts due to related parties were used to exercise outstanding share purchase warrants subsequent to Fiscal 2004 year end. Substantially all of the improvement in our balance sheet condition at April 30, 2004 resulted from resources provided by our shareholders from the purchase of our common stock and the exercise of share purchase warrants.

At January 31, 2005, our total assets equal $8,379,000 which represents an increase of $4,963,000 or 145% over assets reported at April 30, 2004. The increases in current assets, including inventories and receivables resulted from an increase in actual and projected sales volumes and accounted for $1,493,000 of the increase in assets overall. Substantially all of the residual increase is attributable to assets purchased in connection with the expansion of our new Delta, British Columbia manufacturing facility and our acquisition of DeBas. The assets associated with DeBas include $1,044,000 in goodwill associated with that transaction. Our acquisition of DeBas also resulted in the absorption of approximately $2,493,000 in additional liabilities. Our current ratio (the ratio of current assets to current liabilities), is 1.20 at January 31, 2005 which represents a decline from 1.92 at April 30, 2004. In largest part, the decline in our current ratio reflects the liabilities absorbed from DeBas together with the impact of the reduction in our accounts receivable and inventory balances associated with our current seasonal slowdown. In the event internally generated profits or our financing efforts do not provide adequate resources to sustain our growth, the lack of cash required to extinguish liabilities and invest in expansion, could result in a substantial decline in our expectations of earnings.

LIQUIDITY AND CAPITAL RESOURCES

During the year ended April 30, 2004, our operations were primarily financed using cash generated from revenues, sales of our common stock, the exercise of share purchase warrants and vendor credit. Fiscal 2004 operations consumed $2,295,000 in excess of amounts generated by product sales. This shortfall was offset in its entirety by $2,682,000 in capital raised from our shareholders.

During the nine months ended January 31, 2005, our operations were financed using cash generated from operations, sales of our common stock, the exercise of share purchase warrants, vendor credit and short term receivables financing. The completion of our new production facilities, asset purchases, enhancement of personnel, and the buildup of our inventories and accounts receivable contributed heavily to the cash required by our operations during this period. In total, for the nine month period ending January 31, 2005, our investing activities consumed $1,375,000 and our operations consumed $1,904,000 in excess of amounts generated by product sales. This shortfall has been substantially offset by $3,204,000 obtained as a result of our financing activities including $3,267,000 in capital raised from equity holders.

Cash required for on-going operations has increased significantly. Our need for raw materials and our investment in inventories has become sharply higher. We expect those needs to expand even further over the next six months. Though we seek customers with non-seasonal demand, our products sales still reflect a strong element of holiday purchasing. As a result, we face significant cash needs during the periods in which we generate the least revenue. Further, our acquisition of DeBas resulted in the use of cash and the absorption of additional liabilities.

During the period from November 2004 through February 2005, we completed a significant upgrade in our manufacturing facilities. As part of this transition, we vacated our 32,000 square foot operating plant near downtown Vancouver in favor of approximately 80,000 square feet of modern office, manufacturing and inventory warehouse space located in an industrial community in Delta, British Columbia. Monthly rents and utilities associated with our previous plant totaled approximately $14,000. Monthly rents and utilities for our new facility range from $39,000 to $43,000. We also incurred costs related to our move between plants and invested approximately $550,000 in capital expenditures and leasehold improvements preparing our new facility for productive operation. Management believes this change of facilities was required to insure our future success.

The support of our shareholders has been invaluable and we plan to continue our efforts to raise additional capital from the equity marketplace. In that connection, we have made application and are actively pursuing listing on a senior domestic stock exchange.

Subsequent Event

On March 29, 2005, we executed a convertible debt facility with Laurus Master Fund, Ltd. (“Laurus”) granting us access to borrow up to $6,000,000. This financing consists of a $3,500,000 secured term loan (the “Term Note”) and a $2,500,000 secured revolving note (the “Revolving Note”). The Revolving Note is effectuated through a $1,000,000 convertible minimum borrowing note and provides for advances up to 90% of eligible accounts receivable. To the extent we repay the amount outstanding under the Revolving Note and/or Laurus converts amounts due under the Revolving Note into Common Stock, we may reborrow or make additional borrowings, provided that the aggregate amount outstanding may not exceed our eligible accounts receivable criteria. At closing, we borrowed a total of $4,500,000 consisting of $3,500,000 million under the Term Note and $1,000,000 million under the Revolving Note. $1,500,000 remains available for borrowing under the Revolving Note. Borrowings under the Laurus debt facility are secured by all of our assets.

In connection with this funding, we terminated a previously existing accounts receivable financing agreement on which we had no balance outstanding. Of the proceeds received, we used i) $896,000 to repay long-term indebtedness, ii) $101,000 to repay and close an existing line of credit, and iii) $224,000 to payoff existing tax indebtedness including an IRS lien for $156,806 which had been in place against our wholly-owned subsidiary DeBas prior to our acquisition of its operations. Additional proceeds of the financing were used to increase working capital, pay closing fees to Laurus in the aggregate amount of $268,500, pay legal fees in the amount of $75,000 and pay a finder's fee in the amount of $62,500.

Both the $3,500,000 Term Note and the $2,500,000 Revolving Note (together the “Notes”) provide for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.88 per share (the “Fixed Conversion Price”). In the event that we issue common stock or derivatives convertible into our common stock for a price less than $0.88 per share, then the price at which Laurus may convert its shares is reset to that lower price. The conversion prices under the Notes are subject to equitable adjustment for stock splits, stock dividends and similar events. Laurus is obligated to convert scheduled principal and interest payments under the Term Note when (i) a registration statement has become effective with respect to the shares of common stock underlying the indebtedness, (ii) the five (5) day average market price of our common stock is 110% of the Fixed Conversion Price, and (iii) certain trading volume criteria have been met. Using the Black-Scholes option pricing model, we determined the fair value of the conversion feature related to the Notes to be $2,996,000. The assumptions used in the fair value calculation for the warrants were as follows: stock price of $0.93, exercise price of $0.88, weighted average term of three (3) years, volatility (annual) of 65%, annual rate of quarterly dividends of 0%, a risk free rate of 3.5%. Accordingly, the fair value per share of the warrants was calculated to be $0.44 per share. As a result of the beneficial conversion feature, a discount on debt issued of $4,023,000 was recorded and is being amortized to interest expense over the three year life of the debt agreement.

As part of the transaction, we also issued Laurus a seven-year warrant to purchase 1,500,000 shares of our common stock at a price of $1.20 per share and agreed to issue 56,817 shares of our common stock and a 3-year warrant to purchase 56,817shares of our common stock to the finder at a price of $1.20 per share. The fair value of the stock issued was $57,000. The fair market value of the warrants issued was determined to be $869,000 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation of the warrants were as follows: stock price of $0.93, exercise price of $1.20, weighted average term of seven years, volatility (annual) of 65%, annual rate of quarterly dividends of 0%, a risk free rate of 3.5%. Accordingly, the fair value per share of the warrants was calculated to be $0.56 per share. The Company will amortize this relative fair value of the stock and warrants to interest expense over the three-year life of the debt agreement.

The Notes bear annual interest at the prime rate (as reported in the Wall Street Journal) plus 2% subject to a floor of six percent, and mature in three years. The interest rate on the Notes will be decreased by 2.0% for every 25% increase in the market value of our common stock above the Fixed Conversion Price up to a minimum of 0.0%. Monthly interest payments on the Notes begin April 1, 2005. Monthly amortizing payments of principal on the Term Note, equal to $109,375, are payable on the first day of each month commencing August 1, 2005. The final principal amortization payment on the Term Note is due March 1, 2008. Under the Term Note if monthly payments of interest and principal are made in cash rather than converted to shares of our common stock, we will pay Laurus 102% of the then monthly amount due. Prepayments under the Term Note are subject to a premium in the amount of 20% of the principal being prepaid. The Revolving Note terminates, and borrowings there under become due March 29, 2008.

The Notes also require us to have an effective registration statement covering the common stock underlying the conversion feature of the Notes and the Warrants issued in connection with the Notes by August 6, 2005.

Management believes that the net proceeds from the debt facility with Laurus together with cash generated from operations, will be sufficient to meet our cash requirements for calendar 2005.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements during the year ended April 30, 2004 or during the nine month period ended January 31, 2005.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.

Our common stock currently trades on the OTC Bulletin Board under the symbol "HBSL." The following chart sets forth the high and low bid prices for each quarter for the last two fiscal years (2004 and 2003) and the 9-month interim period for the fiscal year ending April 30, 2005. Such prices represent quotations between dealers, without dealer markup, markdown or commissions, and may not represent actual transactions.

Quarter	High	Low
1st Quarter 2003 (*)	$0.19	$0.03
2nd Quarter 2003 (*)	$0.09	$0.04
3rd Quarter 2003 (*)	$0.32	$0.05
4th Quarter 2003	$0.01	$0.12
1st Quarter 2004	$0.98	$0.40
2nd Quarter 2004	$0.10	$0.75
3rd Quarter 2004	$0.82	$0.92
4th Quarter 2004	$0.22	$0.45
1st Quarter 2005	$3.15	$1.83
2nd Quarter 2005	$2.90	$1.21
3rd Quarter 2005	$1.75	$1.04

(*) All figures shown for fiscal quarters prior to fourth quarter of fiscal year 2003 are stated using pre-reserve split (1-for-5) bid prices.

As of April 18, 2005, the high and low bid prices for shares of our common stock in the over-the-counter market, as reported by NASD OTCBB, were $0.90 and $0.82, respectively.

No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. The additional registration of our common stock and the sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.

Record Holders.

As of April 18, 2005, there were 940 registered holders of our common stock, including shares held in street name. As of April 18, 2005, there were 31,104,579 shares of common stock issued and outstanding.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the Nevada Revised Statutes.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 14, 2004, our Audit Committee made a recommendation to the Board of Directors to replace our independent auditors, Sarna & Company. Upon recommendation by the Audit Committee, the Board of Directors voted unanimously to dismiss Sarna & Company and to engage Ham, Langston & Brezina, LLP as our new independent accountants effective December 15, 2004.

None of Sarna & Company’s financial statements for the past two fiscal years contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. There are no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Board of Directors selected, and the shareholders ratified the selection of, Ham, Langston & Brezina LLP as the Company's independent auditor for the year ending April 30, 2005.

USE OF PROCEEDS

There will be no proceeds to the Company from the sale of shares of Common Stock in this offering. However, the Company may receive up to approximately $5,456,000 upon the exercise of the outstanding warrants held by certain selling stockholders. We intend to use any proceeds from the exercise of warrants for working capital purposes.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Our Executive Officers and Directors are as follows:

Name of Director/Officer	Age	Office Held

Grant Petersen	48	Director, Chief Executive Officer and President
Robert Wesolek	49	Director, Chief Financial Officer and Secretary
Guy Debbas	49	Chief Operating Officer
William Donovan	61	Chairman of the Board of Directors
Richard Siemens	60	Director
Harold Kahn	58	Director
Dale Frey	75	Director

Set forth below is a brief description of the background and business experience of each of our Executive Officers and Directors for the past five years:

Mr. Grant Petersen is our President and Chief Executive Officer. Mr. Petersen was appointed as a Director on October 25, 2002, as our Chief Executive Officer on May 8, 2003 and as our President on January 13, 2004. From June 2001 to October 2002, Mr. Petersen served as our General Sales Manager. Mr. Petersen has over 25 years of entrepreneurial success in diverse industries ranging from the automotive to the Internet sectors. Mr. Petersen was the Chief Executive Officer of SUMmedia.com from August 20, 1999 to December 28, 2001. SUMmedia.com was a developer of Web-based mobile and wireless marketing solutions specifically designed to help its global business customers target and reach consumers and improve existing consumer relationships. Prior to his involvement with SUMmedia, Mr. Petersen was a leasing manager for Ford Motor Co., and in that role, was Canada’s sales leader for three consecutive years. In addition, Mr. Petersen gained extensive experience in logistics and distribution through his ownership of the shipping company, Pacemaker Freight Inc., a division agent for P.I.E. of Walnut Creek, California.

Mr. Robert Wesolek, began his tenure as our Chief Financial Officer and a Director on March 16, 2004. Mr. Wesolek has more than 20 years senior executive experience in both public accounting and private industry. From October 1998 to January 2004, Mr. Wesolek served as president and chief executive officer of The Navigates Corporation, a privately held software developer. During the period from November 1998 to January 2001, he also served as chief financial officer for Sharp Technology Inc., a publicly traded software redistributor. From 1996 to 1998, Wesolek was president of the Desktop Software Division of Citadel Security Software, Inc. (then Citadel Technology, Inc.), a publicly traded security software vendor, and from 1988 to 1996, he served as chief operating officer of Kent Marsh Ltd., Inc., a desktop software provider for the Windows and Macintosh platforms. During the period from 1979 to 1987, Mr. Wesolek was a Senior Practice Manager in the Audit Division of Arthur Andersen LLP.

Mr. Guy Debbas joined the Company in August 2004 as Vice President of Product Development and was appointed to the position of Chief Operating Officer on April 1, 2005. Mr. Debbas founded DeBas Chocolates, Inc. in 1985 and has served as its president since that time. Mr. Debbas studied the art of chocolates in Switzerland and holds a PhD in Food Science. Over the last 30 years, Mr. Debbas has been developing and marketing world-class chocolates. During his tenure with the Company, he has proved to be an invaluable asset in multiple aspects including new product development, operational efficiency and design of our new state-of-the-art manufacturing facility.

Dr. William Donovan is Chairman of our Board of Directors. He was appointed as a Director on February 5, 2004 and as Chairman of the Board on April 29, 2004. Dr. Donovan is the head our Medical Advisory Board, which consists of health care specialists who investigate and research the use of chocolate as a carrier for dietary supplements and pharmaceutical compounds to treat various medical conditions. Mr. Donovan has also served as a Director and President of the Company’s subsidiary, Chocomed Inc. since February 2004. He is a Board Certified Orthopedic Surgeon who has been practicing in Houston, Texas since 1974. Throughout his career as a physician, he has been involved in projects similar to those of the Company with both public and private enterprises.

Mr. Richard Siemensjoined the Company as a Director on February 2, 2004. Mr. Siemens is an internationally recognized business leader in the telecommunications industry. Trained as a Chartered Accountant, Siemens joined Distacom Communications in 1973 and by 1979 Distacom was the largest paging company in Western Canada. In 1984, he formed Hutchison Telephone, a partnership between Distacom, Hutchison Whampoa and Motorola. In four years, Hutchison Telephone had 500 employees and annual profits of US$100 million. In 1986, Mr. Siemens started Hutchison Telecom and Hutchison Paging, an organization which became the largest such operator in Hong Kong. In 1990, together with Cable & Wireless and Citic Pacific, Mr. Siemens put together a management group that founded AsiaSat, the first satellite company in Asia. In late 1990, to provide content for AsiaSat, Mr. Siemens encouraged a private consortium to form Easy TV, Asia's first 24-hour satellite music channel. In 1991, Mr. Siemens' work was instrumental in the forming of Hutchison's Metro Radio, the first recipient of private radio licenses granted by the Hong Kong Government in 25 years. At the same time, he led Hutchison's telecom business in the United Kingdom (later the ORANGE network), and built cellular businesses in France and Germany. By 1993, Hutchison Telecom operated in 14 countries with over one million subscribers and 6,000 employees. In 1994, Mr. Siemens sold his holdings in Hutchison Telecom. Mr. Siemens currently serves Distacom as the Chairman of its Board of Directors. He is also currently involved as Co-Chairman and Executive Director of SUNDAY Communications Ltd. and Chairman of e-KONG Group Ltd, a company that creates, operates, and invests in technology related service businesses globally. Mr. Siemens is also a Director of Lifetree India, an Indian-based software development company focused on wireless technologies.

Mr. Harold Kahn was appointed a Director on March 31, 2004 and as a member of our Audit Committee in November 2004. Mr. Kahn began his retail career in 1970 in Federated Departments Store’s former Abraham & Straus division. He joined R. H. Macy & Co. in 1975, rising to Vice President of merchandising in 1979. In 1981, Mr. Kahn was named President of Macy's former Atlanta-based Davison's division, and four years later was promoted to Chairman of Macy's California. He returned to Atlanta in 1989 to become Chairman of the newly formed Macy's South/Bullock's division and remained in that position until 1992 when he left to become President of Montgomery Ward. In 1994, Mr. Kahn was elevated to the joint position of Chairman and CEO of Macy’s East, the company’s largest division, where he served until his retirement in February 2004. Mr. Kahn also serves as a Director and a member of the Audit Committee of the public company, Steve Madden Shoes.

Mr. Dale Frey joined the Company as a Director and as Chairman of our Audit Committee in November 2004. Currently retired, Dale Frey has 41 years of senior management and marketing experience in the financial services industry. From 1988 to 2000, Mr. Frey was President, CEO and Chairman of D.E. Frey & Company, Inc. a full-service boutique brokerage firm with over $6 billion in customer assets and 41 offices in 22 states. Prior to running his own company, Mr. Frey spent 22 years in various capacities at E.F. Hutton and Company, Inc., including ten years on their Board of Directors. E.F. Hutton ultimately became Shearson Lehman Hutton through a merger. After the merger, Frey was named Executive Vice President and Division Manager of the eleven-state Mountain Division. Mr. Frey retired from Shearson Lehman Hutton in the fall of 1988. Mr. Frey is a graduate of the University of Colorado and is certified in Corporate Governance by Tulane University’s Law School.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Our Directors are elected for a one-year term to hold office until the next annual meeting of stockholders or until removed from office in accordance with the Company's by-laws. Officers of the Company are appointed by the Company's board of directors and hold office until removed by the Company's board of directors. There is no family relationship between or among any of our Directors and Executive Officers.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

We held two meetings of the Board during the fiscal year ended April 30, 2004, and the Board of Directors took action at Board meetings or by unanimous written consent 47 times during that period. Mr. Petersen and Mr. Wesolek are our only Directors who are also our Officers.

The Board of Directors adopted an Audit Committee Charter in June 2004. Our Audit Committee was formed in December 2004 and is comprised of Directors Harold Kahn and Dale Frey, who are both independent directors (as that term is defined by listing standards of the American Stock Exchange). Because the Audit Committee was only formed in December 2004, it has not yet reviewed audited financial statements for any fiscal year. Upon completion of the audited financials for the fiscal year ending April 30, 2005, the Audit Committee will provide the report required by Item 306 of Regulation S-B.

A Compensation Committee was formed in February 2005 and is comprised of William Donovan, Dale Frey and Harold Kahn. As this committee is newly formed, a charter has not yet been finalized. Decisions concerning Executive Officer compensation for fiscal years 2004 and 2005 were made by the full Board of Directors. Decisions concerning executive officer compensation for fiscal years 2006 will be subject to review and recommendation by the newly formed Compensation Committee. Mr. Petersen and Mr. Wesolek are our only Directors who are also our Officers.

We do not have a Nominating Committee, which we believe is adequate based on the size of the Company. The Board has not adopted a formal policy with regard to the process to be used for identifying and evaluating nominees for director. We are currently, however, in the process of developing such policies and procedures. At this time, the consideration of candidates nominated by directors is at the Board’s discretion. We believe this practice is adequate based on the size of the Company and current Board member qualifications.

We do not currently have a process for security holders to send communications to the Board of Directors. However, we welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, Grant Petersen, at our executive offices, One Riverway, Suite 1700, Houston, Texas 77056. While we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Mr. Petersen collects and evaluates all shareholder communications. If the communication is directed to the Board of Directors generally or to a specific director, Mr. Petersen will disseminate the communications to the appropriate party at the next scheduled Board of Directors meeting. If the communication requires a more urgent response, Mr. Petersen will direct that communication to the appropriate executive officer. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

The Bylaws of the Company provide that nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the following notice procedures, as set forth in the Bylaws:

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

COMPENSATION OF DIRECTORS

Our Directors are reimbursed for reasonable out-of-pocket expenses in connection with their services as members of the Board including attendance at Board of Director meetings, and may be granted options to purchase shares of our common stock at the discretion of our Board of Directors. Directors are not otherwise provided any remuneration for their services as our Directors.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for the following individuals (our “named executive officers”) for the three most recently completed fiscal years ended April 30, 2004. No other compensation was paid to our named executive officers other than the compensation set forth below.

SUMMARY COMPENSATION TABLE

			ANNUAL COMPENSATION			LONG TERM COMPENSATION
Name	Title	Year	Salary	Bonus	Other Annual Comp- ensation	AWARDS		PAYOUTS	All Other Comp- ensation
						Restricted Stock Awarded	Options/ SARs * (#)	LTIP payouts ($)
Grant Petersen (1)	Director, CEO and President	2004 2003 2002	$62,824 $184,003 $75,000	0 0 0	0 0 0	0 0 0	0 1,500,000 0	0 0 0	0 0 0
John Veltheer (2)	Former Director, COO and Secretary	2004 2003 2002	$101,947 $12,923 $0	0 0 0	0 0 0	0 0 0	600,000 0 0	0 0 0	0 0 0
Evan Baergen (3)	Former Director, President, CFO, Secretary and Treasurer	2004 2003 2002	$70,846 $219,000 $0	0 0 0	0 0 0	0 0 0	0 1,500,000 0	0 0 0	0 0 0
Stephen Whittington (4)	Former Director, and CEO	2004 2003 2002	$0 $9,000 $0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Notes to Summary Compensation Table:
(1)
Mr. Petersen was appointed as a Director and the Chairman of our Board of Directors on October 25, 2002. Mr. Petersen was subsequently appointed as our Chief Executive Officer on May 8, 2003. During the fiscal year ended April 30, 2003, Mr. Petersen earned a total of $184,003 which includes commissions earned totaling $56,643 which he converted into shares of the Company. For fiscal 2002, Mr. Petersen received shares of the Company in lieu of payment of $75,000 for salary earned and accrued.

(2)	Dr. Veltheer resigned as a Director and Chief Operations Office effective March 4, 2005.
(3)	Mr. Baergen resigned as a Director, Chief Financial Officer, Secretary and Treasurer on January 13, 2004.
(4)	Mr. Whittington resigned as a Director on December 9, 2003 and as our Chief Executive Officer on May 8, 2003.

STOCK OPTION GRANTS

Other than the following stock options, there were no stock options granted to any of our Named Executive Officers during our most recent fiscal year ended April 30, 2004.

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

Name	Number of Securities Underlying Options/SARS Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise of Base Price ($/Sh)	Expiration Date
Grant Petersen	-0-	-0-	-0-	-0-
John Veltheer	500,000 100,000	100% 100%	1.85 1.63	March 12, 2009 April 29, 2007
Evan Baergen	0	-0-	-0-	-0-
Stephen Whittington	0	-0-	-0-	-0-

Aggregated Option/SAR Exercises in
Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Underlying Options/SARs at FY end (#); Exercisable/ Unexercisable	Value of Unexercised In- The-Money Options/SARs at FY end ($); Exercisable/ Unexercisable
Grant Petersen	400,000	720,000	1,100,000/0	2,310,000/0
John Veltheer	-0-	-0-	600,000/0	232,000/0
Evan Baergen	-0-	-0-	1,500,000/0	3,150,000/0
Stephen Whittington	-0-	-0-	-0-	-0-

Other than Grant Petersen, there were no stock options exercised by any of our Named Executive Officers during our most recent fiscal year ended April 30, 2004.

LONG-TERM INCENTIVE PLANS.

We currently have no Long-Term Incentive Plans.

CODE OF ETHICS

On July 26, 2004, our Board of Directors adopted a code of ethics that applies to our principal executive and financial officers. We intend to file amendments, changes or waivers to the code of ethics as required by SEC rules.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the Securities and Exchange Commission various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, we believe all Forms 3, 4 and 5 were timely filed with the Securities and Exchange Commission by such reporting persons, with the exception of 15 transactions by Siemens Industries Ltd., 1 transaction by GPAV Investments Ltd. and 1 transaction by Guy Debbas, which were all filed on a non-timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information at April 18, 2005 with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock, (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of April 18, 2005, we had 31,104,579 shares of common stock issued and outstanding.

Title of class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
DIRECTORS AND OFFICERS
Common Stock	Grant Petersen Chief Executive Officer, President and Director 1658 Fosters Way Delta, BC V3M 6S6	3,442,120 (2)	11.07%
Common Stock	Robert Wesolek Chief Financial Officer, Secretary, Treasurer and Director One Riverway, Suite #1700 Houston, TX 77056	600,000(3)	1.89%
Common Stock	William Donovan Chairman of the Board and Director P.O. Box 24247 Houston, TX 77229-4247	826,818 (4)	2.62%
Common Stock	Richard Siemens Director c/o 3100 Vancouver Centre, P.O. Box 11504 650 W. Georgia Street Vancouver, BC V6B 6L7	3,922,732 (5)	12.59%
Common Stock	Harold Kahn Director 230 West 56th Street Suite # 66D New York, NY 10019	510,000 (6)	1.62%
Common Stock	Dale Frey Director 24293 Running Deer Rd. Conifer, CO 80433	310,000(7)	0.99%
Common Stock	Guy Debbas Chief Operating Officer 5877 Brown Ave. Fresno, CA 93727	324,042(8)	1.04%
Common Stock	All Officers and Directors as a group (total of 7)	9,935,712	30.25%
5% SHAREHOLDERS
Common Stock	Siemens Industries Ltd. c/o 3100 Vancouver Centre, P.O. Box 11504 650 W. Georgia Street Vancouver, BC V6B 6L7	3,703,762 (5)	11.88%
Common Stock	GPAV Investments Ltd. 7456 Burris Street Burnaby, BC V5E 1Y8	2,000,000	6.43%
Common Stock	Theodore Labella 53 Cedar Street Middletown, CT 06457-5255	2,089,762 (9)	6.70%
Common Stock	Evan Baergen 5290 Oak Place Ladner, BC V4K 1L9	1,615,062	5.19%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 18, 2005. As of April 18, 2005 there were 31,104,579 our common stock issued and outstanding.

(2)	Comprised of 3,042,120 shares held directly and 400,000 shares held indirectly.
(3)	Comprised of 500,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock, and a stock option to purchase an additional 100,000 shares of common stock.
(4)
Comprised of 416,818 common shares, 160,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock and a stock option to purchase an additional 250,000 shares of common stock.

(5)
Comprised of 3,644,046 shares and 59,716 share purchase warrants held by Siemens Industries Ltd. (for a total of 3,703,762) and 218,970 shares held by Distacom Ventures Inc for Richard J. Siemens. Richard J. Siemens is the controlling shareholder of Siemens Industries Ltd. and a 50% shareholder of Distacom Ventures Inc.

(6)
Comprised of 200,000 common shares, 260,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock and a stock option to purchase an additional 50,000 shares of common stock.

(7)	Comprised of 160,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock, and a stock option to purchase an additional 150,000 shares of common stock.
(8)
Comprised of 274,042 shares of common stock and a stock option to purchase an additional 50,000 shares of common stock. 226,481 of the shares held by Mr. Debbas are held in escrow by the Company as an offset against liabilities absorbed in our acquisition of DeBas.

(9)	Comprised of 1,841,706 shares held directly, 171,056 shares held indirectly and 77,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party during the past two years, or in any proposed transaction to which the Company proposes to be a party:

(A)	any of our directors or executive officers;

(B)	any nominee for election as one of our directors;

(C)	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(D)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

Debt Conversion

On November 30, 2002, we issued 1,500,000 investment units to Evan Baergen, our then Chief Financial Officer, and 1,500,000 investment units to Grant Petersen, our current Chief Executive Officer, President and Director. The units were issued upon the conversion of two (2) notes payable by the Company to Mr. Baergen and Mr. Petersen in the amount of $75,000 each in compensation for services rendered. The notes were converted at a price of $0.05 per investment unit. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.30 per share during the period from issuance until May 2004. A total of 1,500,000 shares and 1,500,000 share purchase warrants were issued to each of Mr. Baergen and Mr. Petersen. During May 2004, Mr. Petersen exercised his option to purchase all of the shares of our common stock available under his warrants. During May 2004, Mr. Baergen also exercised his option to purchase 293,920 shares of common stock available under his warrants. All securities issued in connection with these transactions were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

Distacom Ventures Loan

During fiscal years 2003 and 2004, our Canadian subsidiary borrowed an aggregate of $343,000 CDN (equal to approximately $250,000) from Distacom Ventures Inc., a private company controlled by Mr. Richard Siemens, one of our directors and a greater than 10% shareholder. The loan was secured by a general security agreement granted by Brussels Chocolates Ltd. against all of its present and after acquired personal property. Under the terms of the loan, Brussels Chocolates Ltd. pays interest at the rate of 7% per annum. An initial $180,000 CDN was advanced effective February 12, 2003 and subsequent advances of $20,000 CDN and $143,000 CDN were made on April 30, 2003 and May 2, 2003 respectively. The maturity date of all amounts advanced was May 31, 2004. During April 2004, the amounts due Distacom were offset by the exercise of previously issued stock purchase warrants for 171,689 of our shares at a price of $1.25 each. The shares issued in connection with this exercise were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

Richard Siemens

In January 2004, Mr. Siemens, one of our directors and a greater than 10% shareholder, forwarded $99,844 to fund the issuance of certain share purchase warrants. Subsequent to forwarding the funds however, Mr. Siemens elected not to exercise. On September 15, 2004, Mr. Siemens used the amounts then payable to him, including interest, to offset the purchase price of 59,716 investment units. Each investment unit consisted of one share of our common stock at a purchase price of $1.75 and one share purchase warrant entitling the Mr. Siemens to purchase one share of our common stock at a price of $1.85 per share during the period from issuance until September 7, 2005.

Theodore Labella

In December 2002, we issued 100,000 investment units to Mr. Theodore Labella (a greater than 5% shareholder) pursuant to the conversion of a convertible note issued by us in the amount of $20,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until February 24, 2004. Subsequently, these share purchase warrants have been exercised in full for proceeds to the Company in the amount of $30,000.

Also in December 2002, we issued 250,000 investment units to Mr. Labella, pursuant to a subscription agreement for proceeds of $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 per share during the period from closing until March 25, 2004. Subsequently, these share purchase warrants have been exercised in full for proceeds to the Company in the amount of $125,000.

In January 2003, pursuant to a loan agreement between the Company and Mr. Labella in the amount of $85,000, we issued a total of 930,006 common shares to Mr. Labella as repayment of the loan plus interest.

On May 15, 2003, we issued 74,256 units to Hideko Ak Labella, spouse of Mr. Labella, pursuant to a consulting agreement. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 (post-split) per share during the period ending May 13, 2004. On April 30, 2004, these share purchase warrants were exercised in full for proceeds to the Company in the amount of $37,128. The fair value of each investment unit was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

On July 30, 2004, Mr. Labella purchased 67,000 shares of our common stock at a price of $2.00 each under the terms of a private placement made to "accredited investors", as that term is defined in Rule 501 of Regulation D of the Securities Act. The Company received $134,000 in proceeds from this sale.

On August 18, 2004 and October 8, 2004 Mr. Labella purchased 85,000 and 110,000 shares of our common stock, respectively, pursuant to the exercise of previously issued share purchase warrants. The warrants were exercisable at a price of $0.65 per share, for total proceeds of $126,750. In connection with his second warrant exercise, we also issued Mr. Labella share purchase warrants for 10,000 shares of our common stock at an exercise price of $3.00 per share until September 28, 2006.

During February 2005, Mr. Labella advanced a total of $125,375 to the Company to assist with cash flow. The funds were advanced as a short-term loan, with no stated terms of repayment.

GPAV Investments Ltd.

On April 30, 2003, we issued 1,000,000 investment units to GPAV Investments Ltd., pursuant to a subscription agreement for proceeds of $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until May 31, 2004. On April 8, 2004, these share purchase warrants were exercised in full for proceeds to the Company in the amount of $300,000.

Evan Baergen

In December 2003, Evan Baergen (a former director and officer of the Company) advanced $88,055 to us to assist with cash flow needs. No formal agreement existed regarding the advance. This loan was unsecured with no fixed date of repayment. During May 2004, the total amount due Mr. Baergen was offset by his exercise of stock purchase warrants for shares of our common at a price of $0.30 each. The shares issued in connection with this exercise were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

William Donovan, M.D.

We presently have a Consulting Agreement with Dr. William Donovan, our Chairman of the Board and Director, to provide consulting services regarding the Company's product development. This Agreement is for a period of 24 months and terminates on November 6, 2005. Under the terms of the Agreement, Dr. Donovan received a Share Purchase Warrant for 260,000 shares of our common stock at a warrant exercise price of $1.02 per share. Dr. Donovan received 160,000 shares of common stock upon partial exercise on July 30, 2004 and the remaining balance expired on November 6, 2004. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

Directors

During February and March 2004, a total of 1,520,000 share purchase warrants were issued to four (4) members of our Board of Directors, two of which are also officers of the Company. All warrants were issued in exchange for services. Our Chief Financial Officer, Robert Wesolek, received warrants for the purchase of 500,000 shares at an exercise price of $1.65 which expire February 23, 2009. Our Former Chief Operating Officer, John Veltheer, received warrants for the purchase of 500,000 shares of our common stock at an exercise price of $1.85 which expire March 12, 2009. Our Director, Harold Kahn, received warrants for the purchase of 260,000 shares of our common stock at an exercise price of $1.58 which expire March 31, 2009. The residual warrants relate to a Consulting Agreement with Dr. William Donovan, our Chairman of the Board, to provide consulting services regarding the Company's product development. This Agreement is for a period of 24 months and terminates on November 6, 2005. Under the terms of the Agreement, Dr. Donovan received a share purchase warrant for 260,000 shares of our common stock at a warrant exercise price of $1.02 per share. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

On July 30, 2004, we issued 260,000 shares of our common stock to two members of our Board of Directors pursuant to the exercise of previously issued share purchase warrants. Dr. William Donovan, our Director and Chairman, received 160,000 of these shares, and Harold Kahn, our Director, received 100,000 of these shares. The warrants had exercise prices ranging from $1.02 to $1.58. We received $321,200 in total proceeds from these exercises. In connection with these transactions, we also issued share purchase warrants for 260,000 shares of common stock to these Directors at an exercise price of $3.00 per share. Dr. William Donovan, our Director and Chairman, received one of these warrants for 160,000 shares which will expire on August 3, 2006. Mr. Harold Kahn, our Director, received one of these warrants for 100,000 shares which will expire on March 31, 2009.

On November 22, 2004, Mr. Dale Frey received warrants for the purchase of 100,000 shares of our common stock at an exercise price of $1.30 per share until November 22, 2005, and warrants for the purchase of 60,000 shares of our common stock at an exercise price of $1.45 per share until November 22, 2007. Mr. Frey was also granted 100,000 stock options under our 2004 Stock Option Plan. These options are exercisable at $1.40 per share until November 22, 2005.

On March 3, 2005, Dr. Donovan, Mr. Kahn and Mr. Frey were each granted 50,000 stock options under our 2004 Stock Option Plan. These options are exercisable at $0.91 per share until March 3, 2007.

SELLING STOCKHOLDERS

The following is a list of the selling stockholders who own or who have a right to acquire the 10,158,453 shares of Common Stock covered by this prospectus. Up to 4,337,817 Shares are issuable upon the exercise of warrants held by the selling stockholders. As set forth below and elsewhere in this prospectus, some of these selling stockholders hold, or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling security holder, to our knowledge as of April 18, 2005. Actual ownership of the shares (except 138,817 shares that are presently issued) is subject to conversion of the secured term note, minimum borrowing note, secured revolving note, partial conversion of the debt service interest and exercise of the warrants or options.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

The percent of beneficial ownership for the selling stockholders is based on 31,104,579 shares of common stock outstanding as of April 18, 2005. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of April 18, 2005, are considered outstanding and beneficially owned by a selling stockholders who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholders but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.

After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

		Before the Offering		After the Offering
Name of Selling Stockholder	Position, Office or Other Material Relationship	Total Number of Shares of common stock Beneficially Owned Prior to the Offering (1)	Number of Shares to be Offered for the Account of the Selling Stockholder (2)	Number of Shares to be Owned after this Offering (3)	Percentage to be Beneficially Owned after this Offering (4)
Laurus Master Fund, Ltd.	None	1,910,491 (5)	7,181,819	-0-	-0-
Baird Patrick & Co., Inc.	None	28,410(6)	28,410	-0-	-0-
Andrew B. Dorman	None	56,612 (7)	42,612	14,000	<1%
Kenneth N. Greenbaum	None	42,612(8)	42,612	-0-	-0-
Arthur J. Porcari	Consultant	940,461 (9)	350,000	590,461	1.9%
Corporate Strategies, Inc.	Consultant	190,000(10)	184,000	6,000	<1%
Fiserv Securities— Custodian FBO SDIRA Norena P. Walker	None	864,800 (11)	365,000	499,800	1.6%
Fiserv Securities—Custodian FBO SDIRA William K. Walker	None	432,500 (12)	182,000	250,500	<1%
Roger and Davina Lockhart C.R.U.T.	None	370,000 (13)	180,000	190,000	<1%
Fiserv Securities--Custodian FBO SDIRA Roger D. Lockhart	None	809,636 (14)	182,000	709,636	2.2%
Harold D. Kahn	Director	510,000 (15)	260,000	250,000	<1%
Robert Wesolek	Director, CFO, Secretary, Treasurer	600,000 (16)	500,000	100,000	<1%
John Veltheer	Former Director, Former COO, Former Secretary	600,000(17)	500,000	100,000	<1%
William Donovan	Chairman/ Director	826,818 (18)	160,000	666,818	2.1%

(1)	Includes shares of common stock for which the selling security holder has the right to acquire beneficial ownership within 60 days.

(2)	This table assumes that each selling security holder will sell all shares offered for sale by it under this registration statement. Security holders are not required to sell their shares.

(3)	Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

(4)	Based on 31,104,579 shares of Common stock issued and outstanding as of April 18, 2005.

(5)
Details of the transaction under which Laurus purchased our securities are provided under "Liquidity and Capital Resources." Consists of 3,977,273 shares of Common Stock which may be acquired upon conversion of the outstanding principal under a secured term note, 1,136,364 shares of Common Stock which may be acquired upon conversion of the outstanding principal under a convertible "minimum borrowing" note, and 1,500,000 shares of Common Stock which may be acquired upon exercise of warrants at an exercise price of $1.20 per share. In addition to the shares currently beneficially owned by Laurus, we are registering 568,182 shares that may be issued in payment of obligations that may be due on the term note and the minimum borrowing note.

The terms of the convertible note and warrant issued to Laurus, whose underlying shares of common stock are included for resale under this prospectus, provide that Laurus is not entitled to receive shares upon exercise of the warrant, upon payment of principal and interest on the note, or upon conversion of the note if such receipt would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by Laurus upon 75 days prior written notice to us or without notice upon an event of default).

(6)	Consists of 14,205 shares of common stock and 14,205 shares of common stock issuable upon the exercise of warrants.

(7)	Consists of 21,306 shares of common stock and 21,306 shares of common stock issuable upon the exercise of warrants.

(8)
Consists of 21,306 shares of common stock and 21,306 shares of common stock issuable upon the exercise of warrants. Mr. Greenbaum’s wife is the beneficial owner of 4,000 shares of common stock, to which Mr. Greenbaum disavows beneficial ownership.

(9)
Consists of 590,461 shares of common stock and 350,000 shares of common stock issuable upon the exercise of warrants. Mr. Porcari’s children are the beneficial owner of 56,000 shares of common stock, to which Mr. Porcari disavows beneficial ownership. Mr. Porcari is a consultant to Corporate Strategies, Inc. which is wholly-owned by his brother.

(10)	Consists of 6,000 shares of common stock and 184,00 shares of common stock issuable upon the exercise of warrants.

(11)	Consists of 499,800 shares of common stock and 365,000 shares of common stock issuable upon the exercise of warrants.

(12)	Consists of 250,500 shares of common stock and 182,000 shares of common stock issuable upon the exercise of warrants.

(13)	Consists of 190,000 shares of common stock and 180,000 shares of common stock issuable upon the exercise of warrants.

(14)	Consists of 627,636 shares of common stock and 182,000 shares of common stock issuable upon the exercise of warrants.

(15)	Consists of 200,000 shares of common shares, 260,000 shares of common stock issuable upon the exercise of warrants and a stock option to purchase an additional 50,000 shares of common stock.

(16)	Consists of 500,000 shares of common stock issuable upon the exercise of warrants and a stock option to purchase an additional 100,000 shares of common stock.

(17)	Consists of 500,000 shares of common stock issuable upon the exercise of warrants and a stock option to purchase an additional 100,000 shares of common stock.

(18)	Consists of 416,818 shares of common shares, 160,000 shares of common stock issuable upon the exercise of warrants and a stock option to purchase an additional 250,000 shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders or any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Under certain circumstances, in connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders, with the exception of Laurus, may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and therefore they will be subject to the prospectus delivery requirements of the Securities Act. In such event, any commissions received by such brokers-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agents for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

Common Stock

Our authorized capital stock consists of 60,000,000 shares of common stock and 4,000,000 shares of preferred stock. As of April 18, 2005, our outstanding capital stock consists of 31,104,579 shares of common stock, $.001 par value, held of record by approximately 940 stockholders. There are also 6.2 million outstanding options and warrants to purchase shares of common stock in the aggregate. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.

Our common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are currently authorized to issue 4,000,000 shares of preferred stock in one or more series. We presently have no issued and outstanding shares of preferred stock. Our board of directors may determine the terms of additional series of preferred stock at the time of issuance without action by our stockholders. The terms of any issuance of preferred stock may include:

•	voting rights, including the right to vote as a series on particular matters, which could be superior to those of our Common Stock;

•	preferences over our Common Stock as to dividends and distributions in liquidation;

•	conversion and redemption rights, including the right to convert into shares of our Common Stock; and

•	sinking fund provisions.

While we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more additional series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

Laurus Convertible Note Financing

On March 29, 2005, we executed a convertible debt facility with Laurus Master Fund, Ltd. (“Laurus”) granting us access to borrow up to $6,000,000 in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. This financing consists of a $3,500,000 secured term loan (the “Term Note”) and a $2,500,000 secured revolving note (the “Revolving Note”). The Revolving Note is effectuated through a $1,000,000 convertible minimum borrowing note and provides for advances up to 90% of eligible accounts receivable. To the extent we repay the amount outstanding under the Revolving Note and/or Laurus converts amounts due under the Revolving Note into Common Stock, we may reborrow or make additional borrowings, provided that the aggregate amount outstanding may not exceed our eligible accounts receivable criteria. At closing, we borrowed a total of $4,500,000 consisting of $3,500,000 million under the Term Note and $1,000,000 million under the Revolving Note. $1,500,000 remains available for borrowing under the Revolving Note. Borrowings under the Laurus debt facility are secured by all of our assets.

Both the $3,500,000 Term Note and the $2,500,000 Revolving Note (together the “Notes”) provide for conversion, at the option of Laurus, of the amounts outstanding into the Company's common stock at a fixed conversion price of $0.88 per share (the “Fixed Conversion Price”). In the event that we issue common stock or derivatives convertible into our common stock for a price less than $0.88 per share, then the price at which Laurus may convert its shares is reset to that lower price. The conversion prices under the Notes are subject to equitable adjustment for stock splits, stock dividends and similar events. Laurus is obligated to convert scheduled principal and interest payments under the Term Note when (i) a registration statement has become effective with respect to the shares of common stock underlying the indebtedness, (ii) the five (5) day average market price of our common stock is 110% of the Fixed Conversion Price, and (iii) certain trading volume criteria have been met.

As part of the transaction, we also issued Laurus a seven-year warrant to purchase 1,500,000 shares of our common stock at a price of $1.20 per share and agreed to issue 56,817 shares of our common stock and a 3-year warrant to purchase 56,817shares of our common stock to the finder at a price of $1.20 per share.

The Notes bear annual interest at the prime rate (as reported in the Wall Street Journal) plus 2% subject to a floor of six percent, and mature in three years. The interest rate on the Notes will be decreased by 2.0% for every 25% increase in the market value of our common stock above the Fixed Conversion Price up to a minimum of 0.0%. Monthly interest payments on the Notes begin April 1, 2005. Monthly amortizing payments of principal on the Term Note, equal to $109,375, are payable on the first day of each month commencing August 1, 2005. The final principal amortization payment on the Term Note is due March 1, 2008. Under the Term Note if monthly payments of interest and principal are made in cash rather than converted to shares of our common stock, we will pay Laurus 102% of the then monthly amount due. Prepayments under the Term Note are subject to a premium in the amount of 20% of the principal being prepaid. The Revolving Note terminates, and borrowings there under become due March 29, 2008.

We may prepay the Secured Note by paying to Laurus a sum of money equal to one hundred twenty percent (120%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the Credit Facility.

Pursuant to the terms of an associated Registration Rights Agreement between us and Laurus, we are obligated to file a registration statement registering the resale of shares of our common stock issuable upon conversion of the note and exercise of the warrant. We were required to file a registration statement by April 28, 2005 and are required to have the registration statement declared effective by August 6, 2005. If the registration statement is not declared effective within the timeframe described, or if the registration is suspended other than as permitted in the registration rights agreement, we will be obligated to pay Laurus a daily fee equal to 1/30th of 1.5% of the original principal amount of the Notes plus subsequent minimum borrowings for each day such registration conditions are not satisfied.

Notwithstanding anything to the contrary set forth above, we may pay amounts due under the note in shares of our common stock only so long as there is an effective registration statement on file covering the resale of such shares or an exemption from such registration is available under Rule 144 of the Securities Act. In addition, Laurus is not entitled to receive shares upon exercise of the warrant, upon payment of principal and interest on the note, or upon conversion of the note if such receipt would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by Laurus upon 75 days prior written notice to us or without notice upon an event of default).

Subject to certain exceptions, we have granted Laurus a right of first refusal (through the date that the note is fully repaid or converted) to provide additional financing to us.

Warrants

We presently have outstanding an aggregate of 6,242,987 shares of common stock available under the terms of stock option and warrant agreements. Included in this total are stock options granting the right to purchase up to 1,060,000 shares of common stock under our 2004 Employee Stock Option Plan. Of those options; 19 agreements provide for the purchase of 760,000 shares at an exercise price of $1.63 through April 29, 2007, three (3) agreements provide for the purchase of 150,000 shares at an exercise price of $0.91 through March 3, 2007, one (1) agreement provides for the purchase of 100,000 shares at an exercise price of $1.40 through November 22, 2005, one (1) agreement provides for the purchase of 20,000 shares at an exercise price of $1.10 through November 19, 2005 and one (1) agreement provides for the purchase of 50,000 shares at an exercise price of $2.38 through July 29, 2007.

Currently outstanding stock warrants include; one (1) agreement with Laurus providing for the purchase of 1,500,000 shares at an exercise price of $1.20 through March 29, 2005, three (3) agreements providing for the purchase of 56,817 shares at an exercise price of $1.20 through March 29, 2008, three (3) agreements providing for the purchase of 584,000 shares at an exercise price of $0.50 through May 3, 2008, four (4) agreements providing for the purchase of 827,000 shares at an exercise price of $0.65 through November 6, 2007, nine (9) agreements providing for the purchase of 610,454 shares at an exercise price of $3.00 at dates ranging from July 26, 2006 through March 31, 2009, two (2) agreements providing for the purchase of 165,000 shares at an exercise price of $1.58 through March 31, 2009, two (2) agreements providing for the purchase of 650,000 shares at an exercise price of $1.65, the right to purchase 500,000 such shares expiring February 24, 2009 and the right to purchase 150,000 such shares expiring February 23, 2007, two (2) agreements providing for the purchase of 559,716 shares at an exercise price of $1.85, the right to purchase 500,000 such shares expiring March 12, 2009 and the right to purchase 59,716 such shares expiring September 7, 2005, one (1) agreement providing for the purchase of 50,000 shares at an exercise price of $1.64 through November 15, 2005, one (1) agreement providing for the purchase of 100,000 shares at an exercise price of $1.30 through November 2, 2005 and one (1) agreement providing for the purchase of 60,000 shares at an exercise price of $1.45 through November 22, 2007.

The exercise of the outstanding options and warrants would result in the dilution of interests of our other stockholders.

Anti-Takeover Provisions

Certain anti-takeover provisions in our Certificate of Incorporation may make a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our board of directors will be able to issue up to 4,000,000 shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Transfer Agent

The transfer agent for our Common Stock is American Stock Transfer located at 59 Maiden Lane, New York, NY 10038. Their telephone numbers is 212-936-5100.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. This could adversely affect the prevailing market price and our ability to raise equity capital in the future. Subject to this Registration Statement being declared effective, all shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares that may be sold or purchased by our "affiliates." Shares purchased by our affiliates will be subject to the volume and other limitations of Rule 144 of the Securities Act, or "Rule 144" described below. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the issuer. These shares will be subject to the volume and other limitations of Rule 144.

Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell a number of the shares within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock (if such common stock is traded on NASDAQ or another exchange) during the four calendar weeks preceding such sale. Under Rule 144, restricted shares are subject to manner of sale and notice requirements and requirements as to the availability of current public information concerning us.

Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell such shares without regard to the volume or other limitations of Rule 144 just described.

INTEREST OF NAMED EXPERTS AND COUNSEL

Axelrod, Smith & Kirshbaum, P.C., who has prepared this Registration Statement and Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented us in the past on certain legal matters. Mr. Robert D. Axelrod presently owns 301,164 shares of our common stock. Mr. Axelrod is also the beneficial owner of certain of our securities. Otherwise, his entire relationship with us has been as legal counsel, and there are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.
EXPERTS

The financial statements of House of Brussels Chocolates Inc. at April 30, 2003 and 2004 included in and made a part of this document have been audited by Sarna & Company, CPA, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Nevada General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require the Company to indemnify its directors and officers unless restricted by Nevada law and eliminate the Company's rights and those of its stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect the Company's ability or that of its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Mr. Grant Petersen, our president and chief executive officer, at One Riverway, Suite 1700, Houston, Texas 77056.

We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the SEC referred to above.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (the "NRS") and the Bylaws of the Company. Unless specifically limited by a corporation's articles of incorporation, the NRS automatically provides directors with immunity from monetary liabilities. The Company's Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

a.	willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
b.	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
c.	a transaction from which the director derived an improper personal profit; and
d.	willful misconduct.

The Articles of Incorporation provide that the Company will indemnify its officers, directors, legal representative, and persons serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person as a result of that connection to the Company. This right of indemnification under the Articles is a contract right which may be enforced in any manner by such person and extends for such persons benefit to all actions undertaken on behalf of the Company.

The By-laws of the Company provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (iv) such indemnification is required to be made pursuant to the By-laws.

The By-laws of the Company provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the By-laws of the Company or otherwise.

The By-laws of the Company provide that no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee		$$1,246.09
Printing and Engraving Expenses	$	(*	)
Accounting Fees and Expenses	$	(*	)
Legal Fees and Expenses	$	(*	)
Blue Sky Qualification Fees and Expenses	$	(*	)
Miscellaneous	$	(*	)

TOTAL	$

(*) To be updated by amendment.

Item 26. Recent Sales of Unregistered Securities.
Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of our securities without registration during the last three years. Except as otherwise noted, all sales below were made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Act") and no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. No advertising or general solicitation was employed in offering the securities. In each instance, the offerings and sales were made to a limited number of persons, who were either (i) accredited investors, (ii) business associates of the Company (iii) employees of the Company, or (iv) executive officers or directors of the Company. In addition, the transfer of such securities were restricted by the Company in accordance with the requirements of the Act. Furthermore, all of the above-referenced persons were provided with access to our filings with the Securities and Exchange Commission.

1.
On February 3, 2005, we issued 181,818 shares of common stock to one (1) investor pursuant to the exercise of previously issued share purchase warrants. The warrants were exercisable at a price of $0.85 per share.

2.
On January 11, 2005, we issued 45,454 shares of common stock to one (1) investor pursuant to the exercise of previously issued share purchase warrants. The warrants were exercisable at a price of $0.65 per share.

3.
On November 22, 2004, we issued a total of 160,000 share purchase warrants to Dale Frey in connection with his appointment to our Board of Directors. Mr. Frey also serves as Chairman of our Audit Committee. These share purchase warrants are exercisable at $1.30 and $1.45 per share through November 22, 2005 and November 22, 2007, respectively.

4.
On November 16, 2004, we issued 50,000 share purchase warrants in connection with services provided to a third party under the terms of a product Sales and Distribution Agreement. Each share purchase warrant is exercisable at $1.64 per share until November 16, 2005.

5.	In October, 2004, we sold a total of 100,000 shares of our common shares to nine (9) investors. The purchase price for each share was $1.02.

6.
On October 8, 2004, we issued 80,000 shares of common stock to one (1) investor pursuant to the exercise of previously issued share purchase warrants. The warrants were exercisable at a price of $0.65 per share.

7.
On October 8, 2004, we issued a total of 192,000 shares of common stock to two (2) investors, pursuant to the exercise of previously issued share purchase warrants. The warrants were exercisable at a price of $0.65 per share. In connection with these transactions, we also issued share purchase warrants for 92,000 to the same two (2) investors at an exercise price of $3.00 per share until September 28, 2006.

8.
On September 15, 2004, we issued 59,716 investment units at a price of $1.75 each to a member of our Board of Directors who is also a greater than 10% shareholder. Each investment unit was comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase a share of our common stock at $1.85 until September 7, 2005.

9.
On August 31, 2004 we issued 96,968 shares of common stock pursuant to a Settlement Agreement dated August 20, 2004. This debt settlement related to liabilities acquired in connection with our purchase of DeBas. The shares issued were valued at $2.43 each and cancelled indebtedness in the amount of $235,632.

10.
During the period from August 19 to August 31, 2004 we issued 210,082 shares of common stock to three (3) investors pursuant to the exercise of previously issued share purchase warrants. The warrants were exercisable at a price of $0.65 per share.

11.	On July 30, 2004, we sold 142,000 shares of our common stock to three investors at a price of $2.00 per share.

12.
On July 30, 2004, we issued 421,909 shares of our common stock to four (4) investors, including two members of our Board of Directors pursuant to the exercise of previously issued share purchase warrants. The warrants had exercise prices ranging from $0.85 to $1.76. In connection with these transactions, we also issued share purchase warrants for 376,454 to the same four (4) investors at an exercise price of $3.00 per share. The term of the warrants ranged from August 3, 2006 to March 31, 2009.

13.
On July 29, 2004, we issued 324,042 shares of our common stock as partial compensation for our purchase of 100% of the outstanding capital stock of DeBas Chocolate Inc. The market value of our common stock at the date of purchase was $2.87 per share or $930,000. Pursuant to the stock purchase agreement, 226,481 of the shares issued, were placed in escrow awaiting the final measurement of assets and liabilities assumed in the transaction.

14.
During the period from July 1st through July 9th, 2004 we issued 248,184 shares of common stock to four (4) investors pursuant to the exercise of previously issued share purchase warrants. The warrants had an exercise price of $0.65 per share.

15.	On June 9, 2004 we issued 1,206,480 shares of common stock to an investor pursuant to the exercise of a previously issued share purchase warrant. The warrant had an exercise price of $0.30 per share.

16.
On June 4, 2004, we also issued 1,100,000 shares of common stock to our Chief Executive Officer, Grant Petersen and 293,920 shares of common stock to our former officer/director, Evan Baergen. These share issuances were also pursuant to the exercise of previously issued share purchase warrants. Each warrant had an exercise price of $0.30 per share.

17.
On June 4, 2004 we issued 773,688 shares of common stock to seven (7) investors pursuant to the exercise of previously issued share purchase warrants. 728,233 of the warrants were exercisable at a price of $1.25 per share and 45,455 of the warrants had an exercise price of $0.65 per share.

18.
On April 22, 2004, we issued 400,000 shares of common stock to our Chief Executive Officer pursuant to the exercise of share purchase warrants. The warrants were exercisable at $0.30 per share and we received proceeds in the amount of $120,000.

19.
On April 22, 2004, we issued 171,689 shares of common stock to a corporation controlled by a member of our Board of Directors. The shares were issued pursuant to the exercise of share purchase warrants. The warrants were exercisable at $1.25 per share.

20.	On April 8, 2004, we issued 1,000,000 shares of common stock pursuant to the exercise of share purchase warrants. The warrants were exercisable at $0.30 per share.

21.	During April 2004, a total of 617,756 shares of common stock were issued to seven (7) investors, pursuant to the exercise of share purchase warrants. The warrants were exercisable at $0.50 per share.

22.
On March 31, 2004, we issued 5,000 share purchase warrants in exchange for services rendered on behalf of a subsidiary of the Company. Each share purchase warrant is exercisable at $1.58 per share until March 31, 2009.

23.	On March 18, 2004, we issued 90,909 shares of common stock pursuant to the exercise of share purchase warrants. The warrants were exercisable at $0.65 per share.

24.
On March 2, 2004, we sold 71,000 investment units at a price of $1.41 per unit. Each investment unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $1.76 until February 27, 2005.

25.
During February & March 2004, a total of 1,260,000 share purchase warrants were issued to three (3) members of our Board of Directors, two of which are also officers of the Company. All warrants were issued in exchange for services. Our Chief Financial Officer received warrants for the purchase of 500,000 shares at an exercise price of $1.65 which expire February 23, 2009. Our Chief Operating Officer received warrants for the purchase of 500,000 shares at an exercise price of $1.85 which expire March 12, 2009. The 260,000 residual warrants have an exercise price of $1.85 and expire March 12, 2009.

26.
On February 10, 2004, we sold a total of 272,727 investment units to two Canadian investors at a price of $0.75 per unit. Each investment unit was comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.85 per share until February 3, 2005. Fees of $14,338 were paid in connection with the offering.

27.
During February 2004, a total of 510,000 share purchase warrants, each entitling the holder to purchase one share of our common stock, were issued to four (4) members of the our Medical Advisory Board. All warrants were issued in exchange for services. 260,000 of these warrants were issued to our Medical Advisory Board Chairman who is also the Chairman of our Board of Directors. The purchase warrants issued to our Chairman have an exercise price of $1.02 and expire November 6, 2004. The residual warrants have an exercise price $1.65 and expire February 24, 2005.

28.
1,064,454 units at a price of $0.55 per unit for total proceeds of $585,450 were issued to six investors in November, 2003. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holders to purchase one share of common stock at a price of $0.65 per share during the period from closing until November, 2005. A fee of $49,720 was paid in connection with the offering.

29.	200,000 shares of common stock at a price of $1.00 per share were issued pursuant to the Purchase Agreement between HOBC (USA) and The Candy Jar, Inc. dated November 19, 2003.

30.	200,000 shares at a price of $1.00 per share were issued to one investor in January 2004. A fee of $16,500 was paid in connection with the offering.

31.	100,000 shares of common stock were issued pursuant to the exercise of Share Purchase Warrants. The warrants were exercisable at $0.30 per share.

32.	181,818 shares of common stock were issued pursuant to the exercise of Share Purchase Warrants. The warrants were exercisable at $0.65 per share.

33.
50,000 Share Purchase Warrants were issued pursuant to a Sales Executive Agreement. The warrants were exercisable at a price of $0.99 per share. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.99 per share. These warrants expired January 1, 2005.

34.	20,000 shares of common stock were issued pursuant to the partial exercise of Share Purchase Warrants. The warrants were exercisable at $0.65 per share.

35.	2,000 shares of common stock were issued pursuant to a Loan Agreement dated October 3, 2003. The shares were issued at a value of $0.55 per share.

36.
240,000 Share Purchase Warrants were issued pursuant to a Financial Consulting Agreement dated September 15, 2003. Each warrant entitles the holder to purchase one share of common stock at a price of $0.10 per share until May 3, 2008. These Share Purchase warrants were exercised in full for proceeds to the Company in the amount of US$24,000. We issued 240,000 shares of common stock, endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

37.	27,778 shares of common stock at a price of $0.45 per share were issued to an investor on September 10, 2003.

38.
528,265 units at a price of $0.55 per unit were issued to six investors between July 30, 2003 and September 30, 2003. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holders to purchase one share of common stock at a price of $0.65 per share during the period from closing until dates ranging from July 30, 2004 to September 30, 2004. Fees of $5,000 were paid in connection with the offering.

39.
348,183 units at a price of $0.55 per unit were issued to five investors between June 23, 2003 and July 30, 2003. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holders to purchase one share of common stock at a price of $0.65 per share during the period from closing until dates ranging from June 23, 2004 to July 30, 2004.

40.
171,883 common shares on May 13, 2003 at a deemed price of $0.10 per share in consideration of the payment of commissions earned in the amount of US$17,188. The payment was made pursuant to a Commission Agreement dated December 1, 2002.

41.
74,256 units on May 13, 2003 at a deemed price of $0.10 per share. Each unit was comprised of one share of common stock and one share purchase warrant entitling the holder to purchase one share of common stock at a price of $0.50 per share until May 13, 2004. The units were issued pursuant to a consulting agreement dated December 1, 2002 and were issued in consideration for the payment of $7,426.

42.
200,000 common shares were issued at a value of $0.20 per share pursuant to a consulting agreement effective May 3, 2003. The consultant also received 800,000 share purchase warrants, entitling the holder to purchase one share of common stock at a price of $0.50 per share until May 3, 2008.

43.
22,775 common shares were issued at a value of $0.394 per share pursuant to an agreement reached with a software company effective May 1, 2003. The software company agreed to receive common shares in lieu of payment for a portion of their services.

44.
We issued 1,000,000 units on April 30, 2003, at a price of $0.05 per unit to one non-U.S. investor. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 per share until May 31, 2004. A total of 1,000,000 shares and 1,000,000 share purchase warrants were issued.

45.
Pursuant to a settlement agreement dated March 17, 2003, we issued 27,176 shares on April 22, 2003 to a non-U.S. company in consideration of the settlement of debt totaling US$23,009.66 (CDN$35,000.00) at a deemed price of $0.17 per share. The shares were issued pursuant to Regulation S of the Act on the basis that the shares were issued to a non-U.S. person, as defined under Regulation S of the Act. The securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

46.
The Company issued 266,250 units on January 30, 2003 to a private company owned by two of the Company’s shareholders. The units were issued in consideration of the payment in full of the amount of $159,750 owed by the Company to the private company pursuant to a loan agreement at a deemed price of $0.60 per unit. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $1.25 per share during the period from closing until January 29, 2004. A total of 266,250 shares and 266,250 share purchase warrants were issued.

47.
On January 20, 2003 the Company completed a private placement, with three investors, of 150,000 units at a price of $0.20 per unit for total proceeds of $30,000. Each unit consists of one share of common stock and one common stock purchase warrant. Each common stock purchase warrant entitles the warrant holder to purchase one share of common stock at a price of $0.50 until April 17, 2003. The sales were completed pursuant to Regulation S of the Act on the basis that each purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

48.	The Company completed the following issuances of securities to an accredited investor as follows:

(a) 100,000 units on November 5, 2002 at a deemed price of $0.20 per unit to the investor in consideration for the conversion in full of a convertible note held by the investor in the principal amount of $20,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the investor to purchase one share of common stock at a price of $0.30 per share during the period from closing until February 24, 2004. A total of 100,000 shares and 100,000 share purchase warrants were issued.

(b) 250,000 units on December 18, 2002 at a price of $0.20 per unit for cash proceeds of $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the investor to purchase one share of common stock at a price of $0.50 per share during the four months from closing until March 25, 2003. A total of 250,000 shares and 250,000 share purchase warrants were issued.

(c) 930,006 shares on January 30, 2003 at a deemed price of $0.10 per share to the investor in consideration for the conversion in full of a convertible note held by the investor in the principal amount of $89,000, plus accrued interest. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

49.
The Company completed the sale of 100,000 units on December 18, 2002 at a price of $0.20 per unit. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 per share during the four months from closing until March 25, 2003. A total of 100,000 shares and 100,000 share purchase warrants were issued. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

50.
The Company completed the issuance of an aggregate of 1,083,316 shares on December 5, 2002 to six of the Company’s consultants. The shares were issued pursuant to consultant agreements between the Company and each of the consultants at prices based on a range from $0.05 to $0.15 per share in consideration for the payment of an aggregate of $81,712 of consulting fees. Each of the consultants is a non-U.S. person. The sales were completed pursuant to Regulation S of the Act on the basis that each of the purchasers is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

51.
The Company issued 1,500,000 units on November 30, 2002 to Evan Baergen, the president and a director of the Company and 1,500,000 units on November 30, 2002 to Grant Peterson, a director of the Company. The units were issued upon the conversion of convertible notes issued by the Company to each of Mr. Baergen and Mr. Peterson in the amount of $75,000 each in respect of accrued consultant fees for services provided by Mr. Baergen and Mr. Peterson, respectively. The convertible notes were converted at a price of $0.05 per unit. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until February 24, 2004. A total of 1,500,000 shares and 1,500,000 share purchase warrants were issued.

52.
The Company completed the sale of 77,500 units on November 4, 2002 at a price of $0.20 per unit to one non-U.S. investor. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.50 per share during the four months from closing until March 4, 2003. A total of 77,500 shares and 77,500 share purchase warrants were issued. The sales were completed pursuant to Regulation S of the Act on the basis that the purchaser is a non-U.S. person, as defined under Regulation S of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

53.
The Company completed the sale of 30,000 units on November 1, 2002 at a price of $0.20 per unit to one investor. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.50 per share during the period from closing until February 23, 2003. A total of 30,000 shares and 30,000 share purchase warrants were issued.

54.	On May 10, 2002, we issued an aggregate of 13,684,700 shares of our common stock in consideration of the acquisition of all of the outstanding shares of GFC Ventures to the following:

Name of Shareholder	Number of Shares
L. Evan Baergen	3,677,367
Grant Petersen	1,677,367
Outsource Associates Limited	2,000,000
GPAV Investments Ltd.	2,677,367
Zap Investments Inc.	1,000,000
Equine Holdings Ltd.	868,333
Buena Vista Investments Ltd.	800,000
John Veltheer	100,000
Mountainview Holdings Ltd.	884,266

The shares were issued in consideration of the transfer to us of all of the issued and outstanding shares of GFC Ventures. The number of shares issued was based on our assessment of the fair market value of GFC Ventures and the trading price of our common stock at the time of the execution of the share purchase agreement.

These shares were issued pursuant to Section 4(2) of the Act and Rule 903 of Regulation S of the Act. All shares were issued to the shareholders of GFC Ventures in proportion to the number of shares of GFC Ventures held by each shareholder. Shares sold in reliance of Rule 903 of Regulation S on the basis that: (a) each sale was an offshore transaction; (b) no directed selling efforts were made by us in completing any sales; and (c) offering restrictions were implement. These offering restrictions included endorsing all stock certificates representing the purchased shares with the restrictive legend required by Regulation S.

55.	On May 10, 2002, we issued an aggregate of 7,635,200 shares of our common stock and 7,635,200 share purchase warrants in consideration for the cancellation of the following indebtedness:

a)	a shareholders loan that was outstanding in the amount of $8,762 as of March 31, 2002;
b)	short-term loans that were outstanding in the amount of $466,375 as of March 31, 2002;
c)	a convertible note that was outstanding in the amount of $150,000 as of March 31, 2002;
d)	a shareholders loan of House of Brussels Chocolates in the amount of $94,429; and
e)	various accounts payable.

Each share purchase warrant entitles the holder to purchase an additional share of common stock at a price of $0.25 per share for a two-year period.

These securities were issued pursuant to Rule 903 of Regulation S of the Act on the basis that: (a) each sale was an offshore transaction; (b) no directed selling efforts were made by us in completing any sales; and (c) offering restrictions were implement. These offering restrictions included endorsing all stock certificates and warrant certificates representing the purchased securities with the restrictive legend required by Regulation S.
.
On May 6, 2002, we issued a total of 30,000,000 shares of our common stock to the shareholders of House of Brussels Chocolates on closing of this acquisition as follows:

House of Brussels Shareholder	Number of Shares

Siemens Industries Ltd.	18,703,449 Shares
W. J. Loewen Ltd.	4,715,172 Shares
Hong Kong Base Limited	5,917,241 Shares
Gordon T. Bartlett	310,345 Shares
Joseph Thomas Sambell	353,793 Shares

The shares were issued in consideration of the transfer to us of all of the issued and outstanding shares of House of Brussels Chocolates. The number of shares issued was based on our assessment of the fair market value of House of Brussels Chocolates and the trading price of our common stock at the time of the execution of the share purchase agreement.

These shares were issued pursuant to Section 4(2) of the Act. All shares were issued to the shareholders of House of Brussels Chocolates in proportion to the number of shares of House of Brussels Chocolates held by each shareholder.

Item 27. Exhibits.

The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Exhibit Number	Description

3.1	Articles of Incorporation of Green Fusion Corporation(1)
3.2	Amended Bylaws of Green Fusion Corporation (1)
3.3	Restated Articles of Incorporation of Green Fusion Corporation (2)
4.1	Common Stock Purchase Warrant dated May 3, 2003—Arthur J. Porcari (*)
4.2	Common Stock Purchase Warrant dated May 3, 2003—Corporate Strategies, Inc. (*)
4.3	Common Stock Purchase Warrant dated November 6, 2003—Fiserv Securities SDIRA Norena P. Walker (*)
4.4	Common Stock Purchase Warrant dated November 6, 2003—Fiserv Securities SDIRA William K. Walker (*)
4.5	Common Stock Purchase Warrant dated November 6, 2003—Roger and Davina Lockhart C.R.U.T. (*)
4.6	Common Stock Purchase Warrant dated November 6, 2003—Fiserv Securities SDIRA Roger Lockhart (*)

4.7	Common Stock Purchase Warrant dated March 31, 2004—Harold Kahn (*)
4.8	Common Stock Purchase Warrant dated February 23, 2004—Robert Wesolek (*)
4.9	Common Stock Purchase Warrant dated March 12, 2004—John Veltheer (*)
4.10	Common Stock Purchase Warrant dated August 3, 2004—William Donovan (*)
4.11	Common Stock Purchase Warrant dated August 3, 2004—Harold Kahn (*)
4.12	Consulting Agreement dated May 19, 2003 (*)
4.13	Subscription Agreement dated November 6, 2003—Fiserv Securities Cust FBO Roger D. Lockhart SDIRA(*)
4.14	Subscription Agreement dated November 6, 2003—Fiserv Securities Cust FBO Norena P. Walker SDIRA(*)
4.15	Subscription Agreement dated November 6, 2003—Roger & Davina Lockhart C.R.U.T. (*)
4.16	Subscription Agreement dated November 6, 2003—Fiserv Securities Cust FBO William K. Walker SDIRA(*)
4.17	Secured Convertible Term Note dated March 29, 2005 (3)
4.18	Secured Revolving Note dated March 29, 2005 (3)
4.19	Secured Convertible Minimum Borrowing Note dated March 29, 2005 (3)
4.20	Securities Purchase Agreement dated March 29, 2005 (3)
4.21	Security Agreement dated March 29, 2005 (3)
4.22	Master Security Agreement dated March 29, 2005 (3)
4.23	Share Pledge Agreement dated March 29, 2005 (3)
4.24	Common Stock Purchase Warrant dated March 29, 2005 with Laurus Master Fund, Ltd.(3)
4.25	Guarantee dated March 29, 2005 (3)
5.1	Legal Opinion of Axelrod, Smith & Kirshbaum, P.C. (**)
10.1	Registration Rights Agreement dated March 29, 2005 (3)
13.1	Form 10-KSB/A for the fiscal year ended April 30, 2004 (4)
13.2	Form 10-QSB for the quarter ended July 31, 2005 (5)
13.3	Form 10-QSB/A for the quarter ended October 31, 2004 (6)
13.4	Form 10-QSB for the quarter ended January 31, 2005 (7)
21.1	List of Subsidiaries (*)
23.1	Consent of Sarna & Company, Former Independent Auditors (*)

Footnotes to Exhibits:
(1)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Form 10-SB Registration Statement on January 28, 2000 (File No. 0-29213), as amended.
(2)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB/12G filed on March 17, 2003.
(3)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Form 8-K filed on March 31, 2005.
(4)	Filed with the Securities and Exchange Commission on April 21, 2005.
(5)	Filed with the Securities and Exchange Commission on September 14, 2004.
(6)	Filed with the Securities and Exchange Commission on April 21, 2005.
(7)	Filed with the Securities and Exchange Commission on March 17, 2005.
(*)	Filed as an exhibit to this registration statement.
(**)	To be filed by amendment.

Item 28. Undertakings.

(1)	The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of April, 2005.

HOUSE OF BRUSSELS CHOCOLATES INC.

By /s/ Grant Petersen
Grant Petersen
President and Chief Executive Officer

POWER OF ATTORNEY

House of Brussels Chocolates Inc. and each of the undersigned do hereby appoint Grant Petersen and Robert Wesolek and each of them severally, its or his true and lawful attorney to execute on behalf of House of Brussels Chocolates Inc. and the undersigned any and all amendments to this Registration Statement on Form SB-2 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

By /s/ Grant Petersen	President, Chief Executive Officer	April 27, 2005
Grant Petersen	and Director

By /s/ Robert Wesolek	Chief Financial Officer	April 28, 2005
Robert Wesolek	and Director

By /s/ William Donovan	Chairman of the Board	April 27, 2005
William Donovan

By ________________	Director	April _____, 2005
Richard J. Siemens

By /s/ Harold Kahn	Director	April 26, 2005
Harold Kahn

By /s/ Dale Frey	Director	April 27, 2005
Dale Frey

APPENDIX

HOUSE OF BRUSSELS CHOCOLATES INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED APRIL 30, 2004

Report of Independent Auditors

Consolidated Balance Sheets as of April 30, 2004 and April 30, 2003

Consolidated Statements of Operations for the Years Ended April 30, 2004 and 2003

Consolidated Statement of Changes in Shareholders’ Equity for the Period
from April 30, 2002 to April 30, 2004

Consolidated Statements of Cash Flows for the Years Ended April 30, 2004 and 2003

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
House of Brussels Chocolates, Inc.

We have audited the accompanying consolidated balance sheet of House of Brussels Chocolates, Inc., as of April 30, 2004 and April 30, 2003 and the related statements of operations and accumulated deficit, changes in shareholders' equity, and statement of cash flows for the years then ended. These financial statements are the responsibility of House of Brussels Chocolates’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of House of Brussels Chocolates, Inc. as of April 30, 2004 and April 30, 2003, and the results of its operations, changes in shareholders' equity and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of expenses is presented for the purposes of additional analysis and is not a required part of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Village, California
July 16, 2004

HOUSE OF BRUSSELS CHOCOLATES INC.
Consolidated Balance Sheets as of April 30, 2004 and April 30, 2003

	APRIL 30, 2004	APRIL 30, 2003
	(audited)	(audited)

ASSETS
Current assets
Cash	$153,438	$56,364
Accounts receivable, net	414,835	204,779
Inventory	1,286,838	1,016,040
Prepaid expenses	479,386	144,872
Total current assets	2,334,497	1,422,055

Software	55,124	4,734
Property, plant and equipment, net of amortization	951,866	681,980
Other assets	75,046	16,906
	$3,416,533	$2,125,675

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$902,286	$1,053,096
Due to related parties	313,983	60,000
Current portion of obligations under capital lease	-	28,609
Total current liabilities	1,216,269	1,141,705

Long-term debt	-	214,713
	1,216,269	1,356,418

Capital stock
Authorized
60,000,000 common shares, $0.001 par value
4,000,000 preferred shares
Issued
25,560,575 common shares (19,541,422 at April 30, 2003 )	25,561	19,541
Additional paid-in capital	7,659,725	5,739,892
Warrants and stock options issued	3,467,928	204,048
Accumulated other comprehensive income	341,660	332,626
Accumulated deficit	(9,294,610)	(5,526,850)
	2,200,264	769,257
	$3,416,533	$2,125,675

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC.
Consolidated Statements of Operations for the Years Ended April 30, 2004 and April 30, 2003

	APRIL 30, 2004	APRIL 30, 2003
	(audited)	(audited)
Sales	$2,480,536	$3,046,851
Cost of sales, including depreciation and amortization of $99,433 and $104,733 for the years ended April 30, 2004 and 2003, respectively	2,485,127	1,882,833
Gross profit (loss)	(4,591)	1,164,018

Selling, general and administrative expenses
(includes stock based compensation of $1,760,436)	3,733,122	1,634,137
Depreciation and amortization of non-manufacturing assets	30,048	19,026
	3,763,170	1,653,163

Net loss	$(3,767,761)	$(489,145)

Weighted-average number of common shares	21,234,238	14,628,135
outstanding
Basic and diluted loss per share	$(0.18)	$(0.03)

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC.
Consolidated Statement of Changes in Shareholders' Equity for the Period from April 30, 2002 to April 30, 2004

	COMMON STOCK		ADDITIONAL PAID IN	WARRANTS AND			ACCUMULATED OTHER COMPREHENSIVE	SHAREHOLDERS'
	SHARES	AMOUNT	CAPITAL	OPTIONS	AMOUNT	DEFICIT	INCOME	EQUITY
Balance April 30, 2002	11,315,900	$11,316	731,359	250,000	$34,739	$(1,171,574)		$(394,160)
Shares issued on acquisition of House of Brussels
Holdings Ltd. - May 6, 2002	30,000,000	30,000	3,080,546			(6,000)	292,584	3,397,130
Adjustment for consolidation of subsidiaries			224,265			(3,523,436)	25,392	(3,273,779)
Elimination of House of Brussels Chocolates Inc.
additional paid in capital and deficit			(1,171,574)			1,171,574
Shares issued on acquisition of GFC Ventures Corp.	13,684,700	13,685	1,491,632			(1,505,317)
Elimination of GFC Ventures accumulated deficit						(2,952)		(2,952)
Conversion of related party loans and expenses	5,413,121	5,413	481,767	5,413,121	108,263			595,443
Conversion of loan from shareholder of House of
Brussels Holdings Ltd.	858,443	859	76,382	858,443	17,188			94,429
Conversion of Convertible Note	1,363,636	1,364	121,363	1,363,636	27,273			150,000
Stock-based compensation in exchange for services	5,416,579	5,417	76,295					81,712
Private Placements	3,037,500	3,037	118,248	3,037,500	215			121,500
Convertible notes exercised	21,481,278	21,481	380,948	16,831,250	16,320			418,749
	92,571,157	92,572	5,611,231	27,753,950	203,998	(5,037,705)	317,976	1,188,072
1-for-5 reverse split, March 4, 2003	(74,056,911)	(74,058)	74,058	(22,203,160)
	18,514,246	18,514	5,685,289	5,550,790	203,998	(5,037,705)	317,976	1,188,072
Debt settlement	27,176	27	5,653					5,680
Private Placement	1,000,000	1,000	48,850	1,000,000	150			50,000
Expired share purchase warrants			100		(100)
Foreign currency translation adjustment							14,650	14,650
Loss for the year						(489,145)		(489,145)
Comprehensive loss								(474,495)
Balance April 30, 2003	19,541,422	$19,541	5,739,892	6,550,790	$204,048	$(5,526,850)	$332,626	$769,257

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC.
Consolidated Statement of Changes in Shareholders' Equity for the Period from April 30, 2002 to April 30, 2004

	COMMON STOCK		ADDITIONAL PAID IN	WARRANTS			ACCUMULATED OTHER COMPREHENSIVE	SHAREHOLDERS'
	SHARES	AMOUNT	CAPITAL	AND OPTIONS	AMOUNT	DEFICIT	INCOME	EQUITY
Expired share purchase warrants			5,055	(716,977)	$(5,055)
Stock-based compensation in exchange for services	507,349	508	(73,728)	874,256	215,807			142,587
Stock-based compensation in exchange for finance fee	2,000	2	1,098					1,100
Private Placements	2,512,407	2,512	410,950	2,132,629	1,080,631			1,494,093
Warrants issued in exchange for services			(18,360)	2,015,000	1,691,644			1,673,284
Warrants exercised	2,822,172	2,823	1,405,066	(2,822,172)	(220,128)			1,187,762
Warrants issued as stock-based compensation for
executive signing bonus				50,000	23,072			23,072
Shares issued in partial payment for the purchase
of "The Candy Jar"	200,000	200	199,800					200,000
Cancel shares, April 2004	(24,775)	(25)	(10,048)					(10,073)
Options issued under the 2004 stock option plan				540,000	477,909			477,909
Foreign currency translation adjustment							9,034	9,034
Loss for the period						(3,767,761)		(3,767,761)
Comprehensive loss								(3,758,727)
Balance April 30, 2004	25,560,575	$25,561	7,659,725	8,623,526	$3,467,928	$(9,294,611)	$341,660	$2,200,264

The accompanying notes are an integral part of these financial statement

HOUSE OF BRUSSELS CHOCOLATES INC.
Consolidated Statements of Cash Flows for the Years Ended April 30, 2004 and April 30, 2003

	APRIL 30, 2004	APRIL 30, 2003
	(audited)	(audited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income for the period	$(3,767,761)	$(489,145)
Adjustments to reconcile net loss for the period to net cash used in operating activities
Amortization of software	10,840	1,387
Amortization of property and equipment	118,641	122,372
Loss (gain) on disposal of assets	48,480	(20,701)
Employee and officer compensation through stock options	477,909
Common stock and warrants issued for compensation	1,829,970	81,712
Changes in non-cash working capital items
Accounts receivable	(200,430)	2,031
Inventory	(228,478)	(559,976)
Prepaid expenses	(328,295)	(108,184)
Other assets	(58,226)	(15,450)
Accounts payable and accrued liabilities	(198,064)	475,036
Unearned revenue	-	-
	(2,295,414)	(510,918)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayments of) loans	52,636	(276,912)
Proceeds from (repayments to) related parties	202,890	(111,765)
Proceeds from (repayments of) long term debt	(229,371)	214,713
Repayments of obligations under capital lease	(30,562)	(87,068)
Proceeds from issuance of convertible securities	1,187,762
Proceeds from conversion of debt to common shares	-	1,264,301
Proceeds from issuance of common shares	1,494,093	171,500
	2,677,448	1,174,769
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase (proceeds from disposal) of property and equipment	(465,833)	(5,634)
Issuance of common shares for purchase of subsidiary	200,000	1,505,317
Change in accumulated deficit from acquisition of subsidiary	-	(2,205,031)
	(265,833)	(705,348)
Foreign exchange effect on cash	(19,127)	89,417
Increase (decrease) in cash and cash equivalents	$97,074	$47,920
Cash and cash equivalents, beginning of the period	56,364	8,444
Cash and cash equivalents, end of the period	$153,438	$56,364

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC.
Consolidated Statements of Cash Flows for the Years Ended April 30, 2004 and April 30, 2003

	APRIL 30, 2004	APRIL 30, 2003
	(audited)	(audited)
SUPPLEMENTAL CASH FLOW INFORMATION	$-	$-
Cash paid for income taxes	-	-
Cash paid for interest
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES	-	-

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Consolidated Financial Statements

1.	Nature of Operations

On March 4, 2003, in connection with a merger of operations, Green Fusion Corporation changed its name to House of Brussels Chocolates Inc. ("We" or the "Company") and now trades under the symbol of HBSL on the OTC Bulletin Board. We were originally incorporated under the name of House of Brussels Chocolate Inc. on March 5, 1998 in the State of Nevada. We are a manufacturer of high-quality and gourmet chocolate products with production facilities in both Canada and the United States. Since 2003 the Company has undertaken a transition in its primary focus from retail chocolate sales, to wholesale supplier of chocolates using both in-house brands and private labels. In February 2004, we created a wholly-owned subsidiary, "ChocoMed Inc.", to investigate the use of chocolate as a carrier for dietary supplements, functional foods and pharmaceutical compounds to treat various medical conditions.

2.	Significant Accounting Policies

Principles of Consolidation
These consolidated financial statements include the accounts of House of Brussels Chocolates Inc. and all its subsidiaries after the elimination of intercompany accounts and transactions.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
During the fiscal year ended April 30, 2004, we elected a timely transition to "fair market value" based accounting for stock options in accordance with "Statement of Accounting Standard 148." As a result, we currently recognize the fair market value of all options awarded to officers, elected directors and employees as compensation expense in the accompanying financial statements.

Other recently issued accounting pronouncements will have no significant impact on the Company and its reporting methods.

Accounts receivable
Accounts receivable result from sales to wholesale customers and are net of an allowance for doubtful accounts and returns. The Company reviews the allowances on a quarterly basis, and at that time, the allowances are adjusted to maintain them at an amount estimated to be adequate to cover any future losses. Our allowances for doubtful accounts were $14,642 and $40,480 at April 30, 2004 and April 30, 2003 respectively.

Inventories
Inventories include finished goods, packaging supplies, and raw materials. Finished goods are valued at the lower of cost or net realizable value, on a weighted average basis. Packaging and raw materials are valued at the lower of cost or net realizable value, on a first in first out basis.

We regularly verify inventory balances using rotating item counts. On a quarterly basis, we perform physical inventory counts of all items, and reconcile those counts to our general ledger balances. During each count we identify and adjust inventory for items which are damaged, obsolete, or require an adjustment to book value. From time to time, an accounting reserve may be required to offset the value of inventory for items that remain on our books, but which may have a risk of impaired net realizable value. No such reserve was required as of April 30, 2003 or April 30, 2004.

Software, Property, Plant and Equipment
Purchases of software, property, plant and equipment are recorded at cost. Depreciation and amortization rates are determined based upon the estimated useful life of the asset. Maintenance and repairs are charged to expenses as they are incurred. In the event facts and circumstances indicate the carrying value of capital assets may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flow associated with the asset is compared to the asset's carrying amount to determine if a write-down to market or discounted cash flow is required.

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Consolidated Financial Statements

Amortization and depreciation on Software and Property, Plant and Equipment is calculated using the following annual rates:

Category	Rate	Method
Automotive equipment	30%	Diminishing balance
Computer equipment and software	30%	Diminishing balance & straight line
Furniture and fixtures	20%	Diminishing balance & straight line
Other equipment	20%	Diminishing balance
Production equipment and moulds	10%	Diminishing balance & straight line
Leasehold improvements	5 years	Straight line

Accumulated Other Comprehensive Income
Accumulated other comprehensive income (loss) is reported on the Consolidated Balance Sheet and comprehensive loss is reported on the Consolidated Statement of Changes in Shareholders’ Equity.

Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive loss.

Revenue Recognition
Sales revenue is recognized when our products are shipped. In largest part, we ship via FedEx, UPS and standard highway transport. We recognize sales when risk of loss and ownership is transferred to our customers. In some instances, sales contracts may contain certain rights to return product or obligate us to participate in product mark downs with our customers. In such instances, our contracts are reviewed individually to determine an appropriate revenue reserve

Cost of sales
Cost of sales represents costs directly related to the manufacture and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, including employee benefits, overhead, and shipping and handling.

3.	Inventories

Inventories consisted of the following at April 30:

	2004	2003
Finished goods	$394,792	$279,978
Unpacked finished goods	32,800	62,292
Packaging material	418,628	267,545
Raw material	349,522	307,379
Development costs	91,096	98,846
	$1,286,838	$1,016,040

4.	Prepaid Expenses

Prepaid expenses consisted of the following at April 30:

	2004	2003
Travel advances and miscellaneous	$132,607	$13,869
Prepaid consulting fees	264,584	35,000
Due from related party		45,021
Deposits, promotions and royalties	18,064	46,331
Insurance	64,131	4,651
	$479,386	$144,872

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Consolidated Financial Statements

5.	Software, Property, Plant and Equipment, Net

Software, property, plant and equipment consisted of the following at April 30:

	2004			2003
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value

Software	$93,774	$36,850	$56,924	$4,734

Automotive equipment	$51,007	$39,734	$11,273	$15,415
Computer equipment	129,502	104,260	25,242	19,960
Furniture and fixtures	78,352	67,918	10,434	110,329
Leasehold improvements	338,664	338,664	0	43,425
Other equipment	81,488	50,870	30,618	27,595
Production equipment and moulds	1,477,956	603,657	874,299	465,256
	$2,156,969	$1,205,103	$951,866	$681,980

6.	Due to Related Parties

Amounts due to related parties are advances made to us by the directors, or past directors, of the Company and have no stated terms of repayment. Amounts due to related parties consisted of the following at April 30:

	2004	2003
Advances payable to Grant Petersen, CEO	20,407	4,500
Advances payable to Evan Baergen, former Officer	94,011	4,500
Advances due to Stephen Whittington, former Officer	48,248	51,000
Advances payable to Richard Siemens, Director	99,844	-
Short-term note payable to Distacom, affiliate	57,473	-
	------------- 313,983 ========	------------- 60,000 ========

The short-term loan payable was obtained from Distacom Ventures Inc. (Distacom), a private company controlled by Mr. Richard Siemens, one of our directors and a 10% shareholder. The loan is repayable by May 31, 2004 and accrues interest at the rate of 7% per annum. The loan was advanced and is repayable in Canadian dollars and is secured by a General Security Agreement having a first charge over the assets of the Company.

7.	Obligations Under Capital Lease

The Company had leased certain manufacturing equipment through CIBC Leasing and one vehicle from Ford Leasing. The leases all expired during the current year and title to the equipment was transferred to the company.

8.	Stock Option Plan and Stock-Based Compensation

The Company periodically issues incentive stock options to key employees, officers, and directors to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons. The issuance of such options are approved by the Board of Directors.

On April 29, 2004 our Shareholders approved, and we implemented, a stock option plan for both employees and directors of the Company and its subsidiaries. Under terms of the plan we may grant options to purchase up to 1,250,000 shares of our common stock at discounts up to 15% off market price. During the current year, we issued options for 810,000 shares in grant sizes ranging from 10,000 to 200,000 shares to our Directors and employees at an exercise price $1.63 per share and an expiration timeframe of 3 years. Vesting related to these options vary. Options to purchase 440,000 of our shares remain available under the plan at fiscal year end. A summary of the Company’s stock option activity and related information for the years ended April 30, 2003 and 2004 follows:

	Number of Shares Under Options	Weighted-Average Exercise Price
As of April 30, 2003	-	-
Granted during fiscal year 2004	810,000	1.63
Exercised during fiscal year 2004	-	-
Forfeited during fiscal year 2004	-	-
As of April 30, 2004	810,000	1.63

There were no stock options granted, exercised or forfeited during the fiscal year ended April 30, 2003. Of the options outstanding at April 30, 2004, 520,000 were fully vested and exercisable and 290,000 were awaiting vesting. All options granted were issued at a 15% discount to fair market value with a weighted average grant-date fair value of $0.90.

In addition to our stock option plan, we granted a total of 1,520,000 share purchase warrants to four (4) members of our Board of Directors, two of which are also officers of the Company, and 250,000 share purchase warrants to three (3) members of our Medical Advisory Board. All warrants were granted in exchange for services. Our Chief Financial Officer, Robert Wesolek, received warrants for the purchase of 500,000 shares at an exercise price of $1.65 which expire February 23, 2009. Our Chief Operating Officer, John Veltheer, received warrants for the purchase of 500,000 shares at an exercise price of $1.85 which expire March 12, 2009. Our Director, Hal Kahn, received warrants for the purchase of 260,000 shares at an exercise price of $1.58 which expire March 31, 2009 and our Chairman of the Board, Dr. Donovan received a share purchase warrant for 260,000 shares of our stock at a warrant exercise price of $1.02 per share. The warrants granted to our Medical Advisory Board had an exercise price of $1.65 and expire one year from the date of grant.  All warrants were issued with exercise prices equivalent to the fair market value at date of grant and are fully vested. Their weighted average grant-date fair value was $0.98. None of these warrants were forfeited or exercised during the year ended April 30, 2004.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model using the appropriate life of the option, a risk free rate of 2.4%, a volatility factor of 60% and no expected dividend yield.  In total, for the year ended April 30, 2004, we recognized $2,202,000 in stock-based compensation expense in the accompanying financial statements.

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Consolidated Financial Statements

9.	Share Capital

The Company issued a total of 6,019,153 shares during the year ended April 30, 2004. During the same period, 5,071,885 share purchase warrants were issued, 716,977 warrants expired and 2,822,172 warrants were exercised for a net increase in warrants of 1,532,736. Shares and warrants were issued to investors for private placements and to consultants for stock-based compensation. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

10.	Subsequent Events

On June 8, 2004 the Company signed a Memorandum of Understanding with DeBas Chocolate Inc. ("DeBas") of Fresno, CA, whereby Brussels will acquire DeBas for a combination of cash, stock and assumption of debt. The terms of purchase are subject to completion of due diligence and the required financial audit.

11.	Transactions with Related Parties

Debt Conversion

On November 30, 2002 we issued 1,500,000 investment units to Evan Baergen, our then Chief Financial Officer, and 1,500,000 investment units to Grant Petersen, our current Chief Executive Officer, President and Director. The units were issued upon the conversion of two (2) notes payable by the Company to Mr. Baergen and Mr. Petersen in the amount of $75,000 each in compensation for services rendered. The notes were converted at a price of $0.05 per investment unit.The fair market value of our common stock at the date of the conversion agreement was $0.04. The terms of the conversion were set in a letter agreement with the Company. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until May 2004. A total of 1,500,000 shares and 1,500,000 share purchase warrants were issued to each of Mr. Baergen and Mr. Petersen. During May 2004, Mr. Petersen exercised his option to purchase all of the shares of our common stock available under his warrants. During May 2004, Mr. Baergen also exercised his option to purchase all of the shares of our common stock available under his warrants. All securities issued in connection with these transactions were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

Distacom Ventures Loan
During fiscal years 2003 and 2004 our Canadian subsidiary borrowed an aggregate of $343,000 CDN (equal to approximately $250,000) from Distacom Ventures Inc., a private company controlled by Mr. Richard Siemens, one of our directors and a 10% shareholder. The loan is secured by a general security agreement granted by Brussels Chocolates Ltd. against all of its present and after acquired personal property. Under the terms of the loan, Brussels Chocolates Ltd. pays interest at the rate of 7% per annum. An initial $180,000 CDN was advanced effective February 12, 2003 and subsequent advances of $20,000 CDN and $143,000 CDN were made on April 30, 2003 and May 2, 2003 respectively. The maturity date of all amounts advanced was May 31, 2004. During April 2004, the amounts due Distacom were offset by the exercise of stock purchase warrants for 171,689 of our shares at a price of $1.25 each. The shares issued in connection with this exercise were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. The residual amount due was paid in full subsequent to our year end.

Richard Siemens
In January 2004, Mr. Siemens, one of our directors and a 10% shareholder, forwarded $99,844 to fund the issuance of certain share purchase warrants. As a result of timing related issues, however, those warrants subsequently expired without exercise. As a result, we currently have an accrued liability to Mr. Siemens in the amount of $99,844.

Theodore Labella
In December 2002, we issued 100,000 investment units to Mr. Theodore Labella (a greater than 5% shareholder) pursuant to the conversion of a convertible note issued by us in the amount of $20,000. Each unit was comprised of one share of common stock

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Consolidated Financial Statements

and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until February 24, 2004. Subsequently, these share purchase warrants have been exercised in full for proceeds to the Company in the amount of $30,000.

Also in December 2002, we issued 250,000 investment units to Mr. Labella, pursuant to a subscription agreement for proceeds of $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 per share during the period from closing until March 25, 2004. Subsequently, these share purchase warrants have been exercised in full for proceeds to the Company in the amount of $125,000.

In January 2003, pursuant to a loan agreement between the Company and Mr. Labella in the amount of $50,000, we issued a total of 930,006 common shares to Mr. Labella as repayment of the loan plus interest.

On May 15, 2003, we issued 74,256 units to Hideko Ak Labella, spouse of Mr. Labella, pursuant to a consulting agreement. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 (post-split) per share during the period ending May 13, 2004. On April 30, 2004, these share purchase warrants were exercised in full for proceeds to the Company in the amount of $37,128.

GPAV Investments Ltd.
In December 2002, we issued 500,000 common shares to GPAV Investments Ltd. (a greater than 5% shareholder) pursuant to a consulting agreement dated November 30, 2002 at a deemed value of $25,000.

On April 30, 2003, we issued 1,000,000 investment units to GPAV Investments Ltd., pursuant to a subscription agreement for proceeds of $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until May 31, 2004. On April 8, 2004, these share purchase warrants were exercised in full for proceeds to the Company in the amount of $300,000.

Stephen Whittington
In September 2002, Mr. Stephen Whittington (a former director and officer of the Company) advanced $60,000 to us to assist with cash flow needs. No formal agreement exists regarding the advance. This loan is unsecured with no fixed date of repayment.

Evan Baergen
In December 2003, Evan Baergen (a former director and officer of the Company) advanced $88,055 to us to assist with cash flow needs. No formal agreement exists regarding the advance. This loan is unsecured with no fixed date of repayment. During May 2004, the total amount due Mr. Baergen was offset by his exercise of stock purchase warrants for shares of our common at a price of $0.30 each. The shares issued in connection with this exercise were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

William Donovan, M.D.
We presently have a Consulting Agreement with Dr. William Donovan, our Chairman of the Board and Director, to provide consulting services regarding the Company’s product development. This Agreement is for a period of 24 months and terminates on November 6, 2005. Under the terms of the Agreement, Dr. Donovan received a Share Purchase Warrant for 260,000 shares of our stock at a warrant exercise price of $1.02 per share. This warrant expires twelve months from the date of issuance.

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Consolidated Financial Statements

Directors

During February & March 2004, a total of 1,520,000 share purchase warrants were issued to four (4) members of our Board of Directors, two of which are also officers of the Company. All warrants were issued in exchange for services. Our Chief Financial Officer, Robert Wesolek, received warrants for the purchase of 500,000 shares at an exercise price of $1.65 which expire February 23, 2009. Our Chief Operating Officer, John Veltheer, received warrants for the purchase of 500,000 shares at an exercise price of $1.85 which expire March 12, 2009. Our Director, Hal Kahn, received warrants for the purchase of 260,000 shares at an exercise price of $1.58 which expire March 31, 2009. The residual warrants relate to a Consulting Agreement with Dr. William Donovan, our Chairman of the Board, to provide consulting services regarding the Company’s product development. This Agreement is for a period of 24 months and terminates on November 6, 2005. Under the terms of the Agreement, Dr. Donovan received a share purchase warrant for 260,000 shares of our stock at a warrant exercise price of $1.02 per share. These issuances were completed pursuant to Section 4(2) of the Act. The fair value of each warrant granted to directors in exchange for their services was estimated on the date of grant using the Black-Scholes option pricing model and was fully expensed in the accompanying financial statements. All securities issued in connection with these warrants will be endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

Rents
From May 1, 2002 until December 31, 2002, the Company paid rent for its factory and head office location totaling approximately $185,500 to Distacom Ventures Inc., a private company controlled by Mr. Richard Siemens, one of our directors and a 10% shareholder. The two shareholders sold the premises leased by the Company in December 2002 to an unrelated third party. The monthly lease rate remains unchanged and is considered to be approximate fair market value for similar premises.

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Consolidated Financial Statements

SUPPLEMENTAL SCHEDULE OF EXPENSES
	YEAR ENDED APRIL 30	YEAR ENDED APRIL 30
	2004	2003
	(audited)	(audited)
Selling expenses
Bad debts	$30,658	$16,263
Interest and bank fees	11,605	44,316
Office and miscellaneous	7,339	12,450
Promotion and advertising	302,873	115,659
Rent and utilities	168,140	80,249
Salaries, benefits and consulting fees	364,702	486,753
Travel and entertainment	142,884	69,119
	1,028,201	824,809

General and administrative expenses
Board of Directors Fees	1,760,436	-
Interest, bank fees and foreign exchange	94,780	9,662
Office and miscellaneous	72,187	46,098
Promotion and advertising		4,163
Professional fees	124,595	180,930
Rent and utilities	46,311	42,239
Salaries, benefits and consulting fees	538,152	511,989
Travel and entertainment	19,980	34,948
Loss (gain) on disposal of assets	48,480	(20,701)
	2,704,921	809,328

Total selling, general and administrative expenses	$3,733,122	$1,634,137

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC. For the Quarter Ended January 31, 2005

PART I - FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

Consolidated Condensed Balance Sheets as of January 31, 2005 (unaudited) and April 30, 2004

Unaudited Consolidated Condensed Statements of Operations for the Three and Nine Month Periods
Ending January 31, 2005 and January 31, 2004

Unaudited Consolidated Condensed Statement of Changes in Shareholders’ Equity for the Nine Month Period
From April, 30, 2004 to January 31, 2005

Unaudited Consolidated Condensed Statements of Cash Flows for the Nine Month Periods
Ending January 31, 2005 and January 31, 2004

Notes to the Unaudited Consolidated Condensed Financial Statements

HOUSE OF BRUSSELS CHOCOLATES INC.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF JANUARY 31, 2005
AND FOR THE THREE MONTH AND NINE MONTH PERIODS ENDED
JANUARY 31, 2005 AND 2004

HOUSE OF BRUSSELS CHOCOLATES INC. Consolidated Condensed Balance Sheets as of January 31, 2005 and April 30, 2004

	JANUARY 31, 2005	APRIL 30, 2004
	(unaudited)
ASSETS
Current assets
Cash	$101,843	$153,438
Accounts receivable, net	1,109,312	414,835
Inventory	2,170,740	1,286,838
Prepaid expenses and other	445,684	479,386

Total current assets	3,827,579	2,334,497

Property, plant and equipment, net	3,198,130	1,006,990
Goodwill	1,043,790	-
Other assets	309,870	75,046
Total assets	$8,379,369	$3,416,533

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,337,373	$757,137
Accrued liabilities	456,911	145,149
Current portion of capital lease obligation and long term debt	68,713	-
Due to related parties	322,622	313,983

Total current liabilities	3,185,619	1,216,269

Capital lease obligation	75,953	-
Long-term debt	1,017,706	-

Total liabilities	4,279,278	1,216,269

Commitments and contingencies

Shareholders' equity:
Preferred stock - $0.001 par value, 4,000,000 shares authorized, none outstanding
Common stock - $0.001 par value, 60,000,000 shares authorized, 30,898,896 and 25,560,575 shares issued and outstanding at January 31, 2005 and April 30, 2004, respectively	30,899	25,561
Additional paid-in capital	15,286,296	11,127,653
Accumulated other comprehensive income	555,261	341,660
Accumulated deficit	(11,772,365)	(9,294,610)
Total shareholders' equity	4,100,091	2,200,264
Total liabilities and shareholders' equity	$8,379,369	$3,416,533

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC. Unaudited Consolidated Condensed Statements of Operations for the first three months and nine months ended January 31, 2005 and 2004

	THREE MONTHS ENDED JANUARY 31,		NINE MONTHS ENDED JANUARY 31,
	2005	2004	2005	2004

Sales	$1,770,186	$1,000,932	$6,702,567	$2,343,483
Cost of sales	2,236,668	816,711	6,053,622	1,553,108
Gross margin	(466,482)	184,221	648,945	790,375
Selling, general and administrative expenses	1,098,414	248,517	2,947,750	1,105,182
Income (loss) from operations	(1,564,896)	(64,296)	(2,298,805)	(314,807)
Other income and (expense)	(29,886)	63,601	(178,950)	23,843
Net loss	$(1,594,782)	$(695)	$(2,477,755)	$(290,964)
Weighted-average number of common shares outstanding	30,849,616	20,555,526	29,469,107	20,555,526
Basic and diluted loss per share	$(0.05)	$(0.00)	$(0.08)	$(0.01)

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC. Unaudited Consolidated Condensed Statement of Changes in Shareholders' Equity for the nine months ended January 31, 2005

	COMMON STOCK		ADDITIONAL PAID IN	ACCUMULATED	ACCUMULATED OTHER COMPREHENSIVE	SHAREHOLDERS'
	SHARES	AMOUNT	CAPITAL	DEFICIT	INCOME	EQUITY

Balance April 30, 2004	25,560,575	$25,561	$11,127,653	$(9,294,610)	$341,660	$2,200,264

Warrants and options exercised for common stock	4,518,021	4,518	2,678,250	-	-	2,682,768
Stock-based compensation for services	97,574	98	187,903	-	-	188,001
Options under the 2004 stock option plan			193,745	-	-	193,745
Stock issued in settlement of debt	96,968	97	235,535	-	-	235,632
Private placements	301,716	302	326,311	-	-	326,613
Warrants issued	-	-	257,223	-	-	257,223
Stock issued for acquisition of Debas Chocolates	324,042	324	929,676	-	-	929,999
Shares held in contingency	-	-	(650,000)	-	-	(650,000)
Net loss	-	-	-	(2,477,755)	-	(2,477,755)
Foreign currency translation adjustment	-	-	-	-	213,601	213,601
Balance January 31, 2005	30,898,896	$30,899	$15,286,296	$(11,772,365)	$555,261	$4,100,091

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC. Unaudited Consolidated Condensed Statement of Cash Flows for the nine months ended January 31, 2005 and 2004

	NINE MONTHS ENDED JANUARY 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,477,755)	$(290,963)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	334,514	96,584
Provision for bad debts	112,739	-
Issuance of compensatory common stock, stock warrants and stock options	381,746	97,759
Stock issued in settlement of trade payables	235,632	-
Changes in non-cash working capital items
Accounts receivable	(779,511)	(404,732)
Inventory	(612,854)	(304,701)
Prepaid expenses and other assets	84,729	(43,605)
Accounts payable and accrued liabilities	816,433	(111,891)
Net cash used by operating activities	(1,904,327)	(961,549)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,175,309)	(37,961)
Purchase of Debas Chocolate, Inc.	(200,000)	-
Purchase of the assets of the Candy Jar	-	(277,912)
Net cash used by investing activities	(1,375,309)	(315,873)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	36,755	57,464
Proceeds from related party loans	-	150,238
Repayments of related party loans	(9,302)	-
Repayments of obligations under capital lease	(89,961)	(17,837)
Proceeds from issuance of common stock and warrants	3,266,603	1,393,957
Net cash provided by financing activities	3,204,095	1,583,822
Effect of foreign exchange rate changes on cash	23,946	1,611
Increase (decrease) in cash and cash equivalents	(51,595)	308,011
Cash and cash equivalents, beginning of the period	153,438	56,364
Cash and cash equivalents, end of the period	$101,843	$364,375

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes	$-	$-
Cash paid for interest	-	-

The accompanying notes are an integral part of these financial statements

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

1.	Nature of Operations

House of Brussels Chocolates Inc., a Nevada corporation ("We" or the "Company"), trades under the symbol of HBSL on the OTC Bulletin Board. We were originally incorporated under the name of House of Brussels Chocolates Inc. on March 5, 1998. We manufacture gourmet quality chocolate products in our plants located in Vancouver, B.C., Canada, and Fresno, California. We have over 20 years experience in manufacturing and distributing high-end chocolates. Our award-winning products have a long history of customer acceptance and are manufactured to the strictest standards. In February 2004, we also created a wholly-owned subsidiary, "ChocoMed Inc.", to investigate the use of chocolate as a carrier for dietary supplements, functional foods and pharmaceutical compounds to treat various medical conditions.

2.	Significant Events

In May 2004, we executed an agreement with Walgreens for the sale of private label chocolates using our "Truffelinos" and "Truffelinos Lite" trademarks. As part of the agreement, we transferred those trademarks to Walgreens and received a guarantee that Walgreens would purchase not less than $3,000,000 in product annually for a two (2) year period. Founded in 1901, Walgreens is a national retail pharmacy chain that is largely considered to be the leader in innovative drugstore retailing. Walgreens operates over 4,200 drugstores in 44 states and Puerto Rico.

During the period from November 2004 through February 2005, we completed a significant upgrade in our manufacturing facilities. As part of this transition, we vacated our 32,000 square foot operating plant near downtown Vancouver in favor of approximately 74,000 square feet of modern office, manufacturing and inventory warehouse space located in an industrial community in Delta, British Columbia. Though previous capacity was adequate to meet historic needs, our prior facilities did not provide the opportunity to reengineer work flows or allow the most effective layout of our manufacturing equipment. Further, we believe the age of our previous plant required an escalating investment in maintenance to support our quality control standards. Our new facilities substantially increase our capacity. The layout of these facilities more exactly meets our needs and we believe will result in significant cost savings arising from efficiencies in workflow, maintenance and inventory management. Monthly rents and utilities associated with our previous plant totaled approximately $14,000. Monthly rents and utilities for our new facility range from $39,000 to $43,000. We also incurred costs related to our move between plants and invested approximately $550,000 in capital expenditures and leasehold improvements preparing our new facility for productive operation.

In addition, our cost reduction and production efficiency review resulted in the December 1, 2004 closure of our manufacturing facilities at 2065 Oakdale Avenue, San Francisco, California. The shutdown of this operating location was undertaken to reduce manufacturing costs and consolidate domestic west coast operations at our newly acquired production facilities in Fresno, California. The inventories and manufacturing assets previously located at the San Francisco plant have been reallocated to support operations at both our Fresno and Delta, British Columbia locations.

On July 29, 2004, we entered onto a stock purchase agreement with DeBas Chocolates, Inc., a California corporation ("DeBas") whereby we purchased all of the outstanding shares of common stock of DeBas. We undertook this acquisition to expand our manufacturing capacity, increase revenues, enhance product lines and add a variety of highly recognizable gourmet trademarks to our family of offerings. As part of the transaction, we also acquired a strategically located manufacturing and production facility, which we believe, will assist in lowering the cost of our product distribution. Additionally, Guy Debbas, Founder and President of DeBas, will remain with us as Vice President of Product Development under a five-year employment agreement.

We acquired all of the outstanding shares of DeBas from Guy Debbas, its sole shareholder. We agreed upon a purchase price of $1,130,000 payable in $200,000 cash and 324,042 shares of our restricted common stock valued at $930,000. In addition, we absorbed approximately $1,124,000 in net liabilities from DeBas. Of the purchase price tendered, $150,000 cash and 226,481 shares of our common stock have been held in escrow awaiting distribution to either Mr. Debbas or future cancellation by the Company. The market value of the amounts escrowed is $800,000. For accounting purposes, approximately $700,000 of these escrowed amounts have been excluded from purchase price as we believe they are currently non-estimable or will not be paid. The accompanying financial statements include $650,000 as an offset to additional paid in capital for shares held in escrow to account for this purchase price adjustment. As of January 31, 2005, we have identified and recorded nearly $550,000 in liabilities which offset future purchase payments to Mr. Debbas. Of the remaining amount due, $98,000 is withheld contingent upon the achievement of revenue goals. We had tentatively recognized $920,000 in goodwill associated with this acquisition, but have since adjusted it to $1,044,000. Our goodwill allocation is subject to substantial revision based upon final valuation of the assets and liabilities absorbed in the purchase. The funds utilized for the purchase were derived from the cash and equity of the Company.

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

The terms and conditions of the stock purchase agreement were the result of arm's length negotiations between the parties. We believe the transaction was favorable to us in view of the payment terms, synergies associated with the personnel absorbed and the market value of the underlying assets of DeBas. No formal appraisal or fairness opinion was done in connection with this transaction.

3.	Significant Accounting Policies

Basis of presentation
The accompanying consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles in the United States for interim financial information. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of the Company's management, the unaudited consolidated financial statements contain all adjustments necessary (consisting of normal recurring adjustments) for a fair presentation of the financial position as of October 31, 2004 and the results of our operations for the period then ended. These financial statements should be read in conjunction with the audited financial statements and related notes of the Company included in our Form 10-KSB for the year ended April 30, 2004 filed with Securities Exchange Commission on July 29, 2004.

Principles of consolidation
These consolidated financial statements include the accounts of House of Brussels Chocolates Inc. and all its subsidiaries after the elimination of intercompany accounts and transactions.

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business combinations and goodwill
Business combinations and goodwill are accounted for in accordance with FASB 141 and 142 respectively. As such, the purchase method of accounting is applied to all acquisitions and goodwill is not amortized unless its value is impaired.

Accounts receivable
Accounts receivable result from sales to wholesale customers and are net of an allowance for doubtful accounts and returns. The Company reviews the allowances on a quarterly basis, and at that time, the allowances are adjusted to maintain them at an amount estimated to be adequate to cover any future losses.

Inventories
Inventories include finished goods, packaging supplies, and raw materials. Finished goods are valued at the lower of cost or net realizable value, on a weighted average basis. Packaging and raw materials are valued at the lower of cost or net realizable value, on a first in first out basis.

We regularly verify inventory balances using rotating item counts. On a quarterly basis, we perform physical inventory counts of all items, and reconcile those counts to our general ledger balances. During each count we identify and adjust inventory for items which are damaged, obsolete, or require an adjustment to book value. From time to time, an accounting reserve may be required to offset the value of inventory for items that remain on our books, but which may have a risk of impaired net realizable value. No such reserve was required as of January 31, 2005 or April 30, 2004.

Software, land, building, plant and equipment
Purchases of software, land, buildings, plant and equipment are recorded at cost. Depreciation and amortization rates are determined based upon the estimated useful life of the asset. Land is not depreciated. Maintenance and repairs are charged to expenses as they are incurred. In the event facts and circumstances indicate the carrying value of capital assets may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flow associated with the asset is compared to the asset's carrying amount to determine if a write-down to market or discounted cash flow is required.

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

HOUSE OF BRUSSELS CHOCOLATES INC.
Notes to the Unaudited Consolidated Condensed Financial Statements

Depreciation and amortization is calculated using the following estimated lives and methods:

Category	Life		Method
Software and computer equipment	3	years	Declining balance
Building	20	years	Declining balance
Automotive	3	years	Declining balance
Furniture and fixtures	5	years	Declining balance
Production equipment and molds	10	years	Declining balance
Leasehold improvements	5	to 15 years	Declining balance
Leased equipment	5	years	Declining balance
Other equipment	5	years	Declining balance

Accumulated other comprehensive income
Accumulated other comprehensive income (loss) is reported on the Consolidated Balance Sheet and comprehensive loss is reported on the Consolidated Statement of Changes in Shareholders' Equity.

Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive loss.

Revenue Recognition
Sales revenue is recognized when our products are shipped. In largest part, we ship via FedEx, UPS and standard highway transport. We recognize sales when risk of loss and ownership is transferred to our customers. In some instances, sales contracts may contain certain rights to return product or obligate us to participate in product mark downs with our customers. In such instances, our contracts are reviewed individually to determine an appropriate revenue reserve.

Cost of Sales
Cost of sales represents costs directly related to the manufacture and distribution of the Company's products. Primary costs include raw materials, packaging, direct labor, including employee benefits, overhead, and shipping and handling.

Cost of sales includes the following amounts of depreciation and amortization of manufacturing assets:

	THREE MONTHS ENDED JANUARY 31,		NINE MONTHS ENDED JANUARY 31,
	2005	2004	2005	2004

Depreciation and amortization of manufacturing assets	$158,321	$22,308	$224,552	$66,923

Stock Based Compensation
During the fiscal year ended April 30, 2004, we elected a timely transition to "fair market value" based accounting for stock options in accordance with "Statement of Accounting Standard 148." As a result, we currently recognize the fair market value of all options awarded to officers, elected directors and employees as compensation expense in the accompanying financial statements.

Income taxes
The Company recognizes income tax expense as it is incurred, but does not recognize the potential value of tax benefits associated with its retained losses until such benefits are probable and likely to materialize.

Other recently issued accounting pronouncements
Other recently issued accounting pronouncements will have no significant impact on the Company and its reporting methods.

Reclassifications
Depreciation and amortization of manufacturing assets, previously presented in selling, general and administrative expenses, has been reclassified into cost of sales. Interest income, interest expense and foreign currency transaction adjustments, previously presented in selling, general and administrative expenses have been reclassified to other income and expenses. The impact of these reclassifications is as follows:

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

	THREE MONTHS ENDED JANUARY 31,		NINE MONTHS ENDED JANUARY 31,
	2005	2004	2005	2004

Increase in cost of sales	$158,321	$22,308	$224,552	$66,923

Decrease (increase) in selling, general and administrative expenses	(188,207)	41,293	(403,502)	(43,080)

Increase (decrease) in other income and expenses	29,886	$(63,601)	$178,950	$(23,843)

4.	Accounts Receivable Financing Agreement

On September 28, 2004, we entered into an accounts receivable financing agreement with an asset based lender. Under the terms of this agreement, the lender will finance 80% of the value of certain receivables assigned for their collection. The lender charges a fee of one-half percent (0.5%) of the face amount of any invoice financed. In addition, we agreed to pay interest in the amount of one and one-half percent (1.5%) on the face value of invoices financed for each 15 day period the amount due on that invoice is outstanding. Collateral under this agreement includes all present or future contracts for sales, accounts receivable, deposit accounts, chattel paper, letters of credit and inventories whether now or hereafter owned or existing, consigned by or to, or acquired by House of Brussels Inc. or its subsidiary Brussels Chocolates Ltd. There is currently no amount due under this financing agreement.

5.	Accounts Receivable

Accounts receivable consists of the following:
	JANUARY 31, 2005	APRIL 30, 2004
Accounts receivable	$1,260,815	$453,599
Allowance for bad debts	(102,528)	(14,642)
Allowance for returns	(48,975)	(24,122)
	$1,109,312	$414,835

6.	Inventories

Inventories consist of the following:
	JANUARY 31, 2005	APRIL 30, 2004
Finished goods	$886,047	$394,792
Unpackaged finished goods	104,701	32,800
Packaging materials	767,251	418,628
Raw materials	349,503	349,522
Inventory Development Costs	63,238	91,096
	$2,170,740	$1,286,838

Inventory Development Costs include molds, tools, dies, film and film plates related to our inventory of packaging materials. These costs are charged to expense over the lesser of their expected useful lives, or the life of the product line to which they relate.

7.	Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following:
	JANUARY 31, 2005	APRIL 30, 2004
Travel advances and miscellaneous	$150,233	$397,190
Deposits, promotions and royalties	249,871	18,065
Insurance	45,580	64,131
	$445,684	$479,386

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

8.	Property, Plant and Equipment, Net

Property, plant and equipment consisted of the following:
	JANUARY 31, 2005			APRIL 30, 2004
		ACCUMULATED	NET BOOK	NET BOOK
	COST	DEPRECIATION	VALUE	VALUE

Land	$175,950	$-	$175,950	$-
Building	1,022,050	45,801	976,249	-
Software	162,850	105,254	57,596	55,124
Automotive	73,966	59,711	14,255	11,273
Computer equipment	201,150	162,460	38,690	25,242
Furniture and fixtures	191,794	106,755	85,039	10,434
Production equipment and molds	2,623,948	1,151,623	1,472,325	874,299
Leasehold improvements	301,688	34,315	267,373	-
Leased equipment	146,886	65,045	81,841	-
Other equipment	95,121	66,310	28,811	30,618
	$4,995,404	$1,797,274	$3,198,130	$1,006,990

9.	Due to Related Parties

Amounts due to related parties are advances made to us by the directors, or past directors, of the Company. Amounts due to related parties consisted of the following:
	JANUARY 31, 2005	APRIL 30, 2004
Advances payable to Grant Petersen, CEO	$-	$20,407
Advances payable to Evan Baergen, former Officer	5,955	94,011
Advances due to Steven Whittington, former Officer	48,248	48,248
Advances payable to Richard Siemens, Director	-	99,844
Short-term note payable to Distacom, affiliate	-	51,473
Short-term Note payable to Guy Debbas	263,619	-
Advances payable to William Donovan, Director	4,800	-
	$322,622	$313,983

In connection with our acquisition of DeBas, we absorbed a short term note payable to Guy Debbas, currently that subsidiary's President. The principal amount due at January 31, 2005 is $253,427 payable in monthly installments of $24,065 and bearing a rate of interest of 5% per annum.

10.	Capital Lease Liability

In connection with its acquisition of Debas, the Company has acquired certain leased manufacturing equipment through Santa Barbara Leasing. Lease payments of $1,555.68 are due monthly through May 2009 at which time the leased equipment may be purchased at a bargain price of $1.00.

Brussels Chocolates Ltd. has entered into a lease agreement with Ocean Park Ford for factory cleaning equipment and a security system. Lease payments of $861.16 are due monthly through November 2009 at which time the leased equipment may be purchased at a bargain price of $3,515.63.

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

11.	Long-Term Debt

In connection with its acquisition of DeBas, the Company assumed long-term debt consisting of bank loans and lines of credit. This indebtedness includes amounts due to Business Loan Center (New York), County Bank (California), California Bank and Trust (California) and Bank of America (California). The loan from Business Loan Center carries an annual interest rate of 5.58% over LIBOR and requires monthly payments of $5,340. The principle balance is $726,981 and security pledged includes all real estate, plant machinery and equipment, furniture, inventory and accounts receivable. Monthly payments on the loan from County Bank are $2,940 and the principle balance is $116,698 (bearing interest at Prime plus 1.5%). The County Bank debt is guaranteed by the U.S. Small Business Administration and collateralized by all inventory, chattel paper, accounts, equipment and general intangibles owned or later acquired. The loan from California Bank is also guaranteed by the U.S. Small Business Administration. It requires monthly payments of $2,719 and has a principle balance of $125,887 (bearing interest at Prime plus 1.5%). The security given on this debt consists of inventory, accounts, equipment, general intangibles and fixtures along with machinery and furniture. The loan from Bank of America has a principal balance of $2,480 and is collateralized by an automobile. The lines of credit issued by Bank of America and County Bank and are currently at their maximum amounts $100,000 (bearing interest at LIBOR plus 3.77%) and $8,870 respectively.

Principle payments for the next five years are estimated to be:

2005	67,900
2006	70,616
2007	74,147
2008	79,337
2009	86,477

12.	Share Capital

The Company issued a total of 5,338,321 shares during the 9 month period ended January 31, 2005. During the same period, 880,170 share purchase warrants were issued, 504,391 warrants expired and 4,571,317 warrants were exercised for a net decrease in warrants of 4,195,538. Shares and warrants were issued to investors for private placements and to consultants for stock-based compensation. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

13.	Contingent Liabilities

Non-Cancelable Lease Obligation
The Company's new administrative offices and manufacturing facility, located in Delta, BC are leased under a fifteen (15) year operating lease which expires July 31, 2019. Base rent does not include operating expenses, taxes or a management fee for which the company is also liable. Annual base rent on the premises is currently $415,260, payable in monthly installments of $34,605.

Minimum annual payments under the lease as of August 1, 2004, for the next five years are:
2004	$415,260
2005	415,260
2006	415,260
2007	430,354
2008	430,354
2009
Total	$2,106,488

Obligation Under Employment Agreement
In connection with our purchase of DeBas, we entered into a five year employment agreement with its former shareholder, Guy Debbas. Under the terms of this agreement, Mr. Debbas became the Company's Vice President of Product Development at an annual salary of $100,000. In addition, Mr. Debbas received an option to purchase 50,000 shares of our common stock at an exercise price of $2.38 per share until July 29, 2007. This option was granted in accordance with the terms of our 2004 Stock Option Plan and vests with respect to 100% of its shares in one year from the date of grant. The agreement also included terms requiring certain duties of confidentiality and non-competition from Mr. Debbas. This agreement provides for termination of employment with or without cause and in the event of disability or death. If the agreement is terminated without cause, Mr. Debbas will be entitled to a severance payment of $25,000.

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

14.	Related Party Transactions

Debt Conversion
On November 30, 2002, we issued 1,500,000 investment units to Evan Baergen, our then Chief Financial Officer, and 1,500,000 investment units to Grant Petersen, our current Chief Executive Officer, President and Director. The units were issued upon the conversion of two (2) notes payable by the Company to Mr. Baergen and Mr. Petersen in the amount of $75,000 each in compensation for services rendered. The notes were converted at price of $0.05 per investment unit. The fair market value of our common stock at the date of the conversion agreement was $0.04. The terms of the conversion were set in a letter agreement with the Company. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.30 per share during the period from issuance until May 2004. A total of 1,500,000 shares and 1,500,000 share purchase warrants were issued to each of Mr. Baergen and Mr. Petersen. During May 2004, Mr. Petersen exercised his option to purchase all of the shares of our common stock available under his warrants. During May 2004, Mr. Baergen also exercised his option to purchase 293,920 shares of common stock available under his warrants. All securities issued in connection with these transactions were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

Distacom Ventures Loan
During fiscal years 2003 and 2004, our Canadian subsidiary borrowed an aggregate of $343,000 CDN (equal to approximately $250,000) from Distacom Ventures Inc., a private company controlled by Mr. Richard Siemens, one of our directors and a greater than 10% shareholder. The loan was secured by a general security agreement granted by Brussels Chocolates Ltd. against all of its present and after acquired personal property. Under the terms of the loan, Brussels Chocolates Ltd. pays interest at the rate of 7% per annum. An initial $180,000 CDN was advanced effective February 12, 2003 and subsequent advances of $20,000 CDN and $143,000 CDN were made on April 30, 2003 and May 2, 2003 respectively. The maturity date of all amounts advanced was May 31, 2004. During April 2004, the amounts due Distacom were offset by the exercise of previously issued stock purchase warrants for 171,689 of our shares at a price of $1.25 each. The shares issued in connection with this exercise were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

Richard Siemens
In January 2004, Mr. Siemens, one of our directors and a 10% shareholder, forwarded $99,844 to fund certain share purchase warrants having an exercise price of $1.25 per share. Subsequent to forwarding the funds however, Mr. Siemens elected not to exercise. As a result, the warrants associated with the transaction expired without exercise on January 29, 2005. As such, the funds were accounted for as a related party liability until September 15, 2004. On that date, Mr. Siemens used that amount to offset the purchase price of 59,716 investment units in a private placement transaction. Each investment unit consisted of one share of our common stock at a purchase price of $1.75 and one share purchase warrant entitling the Mr. Siemens to purchase one share of our common stock at a price of $1.85 per share during the period from issuance until September 7, 2005

Theodore Labella
In December 2002, we issued 100,000 investment units to Mr. Theodore Labella (a greater than 5% shareholder) pursuant to the conversion of a convertible note issued by us in the amount of $20,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until February 24, 2004. Subsequently, these share purchase warrants have been exercised in full for proceeds to the Company in the amount of $30,000.

Also in December 2002, we issued 250,000 investment units to Mr. Labella, pursuant to a subscription agreement for proceeds of $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 per share during the period from closing until March 25, 2004. Subsequently, these share purchase warrants have been exercised in full for proceeds to the Company in the amount of $125,000.

In January 2003, pursuant to a loan agreement between the Company and Mr. Labella in the amount of $50,000, we issued a total of 930,006 common shares to Mr. Labella as repayment of the loan plus interest.

On May 15, 2003, we issued 74,256 units to Hideko Ak Labella, spouse of Mr. Labella, pursuant to a consulting agreement. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 (post-split) per share during the period ending May 13, 2004. On April 30, 2004, these share purchase warrants were exercised in full for proceeds to the Company in the amount of $37,128. The fair value of each investment unit was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

On July 30, 2004, Mr. Labella purchased 67,000 shares of our common stock at a price of $2.00 each under the terms of a private placement made to "accredited investors", as that term is defined in Rule 501 of Regulation D of the Act. The Company received $134,000 in proceeds from this sale.

On August 18, 2004 and October 8, 2004 Mr. Labella purchased 85,000 and 110,000 shares of our common stock, respectively, pursuant to the exercise of previously issued share purchase warrants. The warrants were exercisable at a price of $0.65 per share, for total proceeds of $126,750. In connection with his second warrant exercise, we also issued Mr. Labella share purchase warrants for 10,000 shares of our common stock at an exercise price of $3.00 per share until September 28, 2006.

GPAV Investments Ltd.
In December 2002, we issued 500,000 common shares to GPAV Investments Ltd. (a greater than 5% shareholder) pursuant to a consulting agreement dated November 30, 2002 at a deemed value of $25,000.

On April 30, 2003, we issued 1,000,000 investment units to GPAV Investments Ltd., pursuant to a subscription agreement for proceeds of $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until May 31, 2004. On April 8, 2004, these share purchase warrants were exercised in full for proceeds to the Company in the amount of $300,000.

Stephen Whittington
In September 2002, Mr. Stephen Whittington (a former director and officer of the Company) advanced $60,000 to us to assist with cash flow needs. No formal agreement exists regarding the advance. This loan is unsecured with no fixed date of repayment.

Evan Baergen
In December 2003, Evan Baergen (a former director and officer of the Company) advanced $88,055 to us to assist with cash flow needs. No formal agreement existed regarding the advance. This loan was unsecured with no fixed date of repayment. During May 2004, the total amount due Mr. Baergen was offset by his exercise of stock purchase warrants for shares of our common at a price of $0.30 each. The shares issued in connection with this exercise were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

William Donovan, M.D.
We presently have a Consulting Agreement with Dr. William Donovan, our Chairman of the Board and Director, to provide consulting services regarding the Company's product development. This Agreement is for a period of 24 months and terminates on November 6, 2005. Under the terms of the Agreement, Dr. Donovan received a Share Purchase Warrant for 260,000 shares of our stock at a warrant exercise price of $1.02 per share. This warrant expires twelve months from the date of issuance. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

Directors
During February and March 2004, a total of 1,520,000 share purchase warrants were issued to four (4) members of our Board of Directors, two of which are also officers of the Company. All warrants were issued in exchange for services. Our Chief Financial Officer, Robert Wesolek, received warrants for the purchase of 500,000 shares at an exercise price of $1.65 which expire February 23, 2009. Our Chief Operating Officer, John Veltheer, received warrants for the purchase of 500,000 shares at an exercise price of $1.85 which expire March 12, 2009. Our Director, Harold Kahn, received warrants for the purchase of 260,000 shares at an exercise price of $1.58 which expire March 31, 2009. The residual warrants relate to a Consulting Agreement with Dr. William Donovan, our Chairman of the Board, to provide consulting services regarding the Company's product development. This Agreement is for a period of 24 months and terminates on November 6, 2005. Under the terms of the Agreement, Dr. Donovan received a share purchase warrant for 260,000 shares of our stock at a warrant exercise price of $1.02 per share. These issuances were completed pursuant to Section 4(2) of the Act.

On July 30, 2004, we issued 260,000 shares of our common stock to two members of our Board of Directors pursuant to the exercise of previously issued share purchase warrants. Dr. William Donovan, our Director and Chairman, received 160,000 of these shares, and Harold Kahn, our Director, received 100,000 of these shares. The warrants had exercise prices ranging from $1.02 to $1.58. We received $321,200 in total proceeds from these exercises. In connection with these transactions, we also issued share purchase warrants for 260,000 shares as a financing incentive to these Directors at an exercise price of $3.00 per share. Dr. William Donovan, our Director and Chairman, received one of these warrants for 160,000 shares, and Harold Kahn, our Director, received one of these warrants for 100,000 shares. The term of the warrants ranged from July 27, 2006 to March 31, 2009.

HOUSE OF BRUSSELS CHOCOLATES INC. Notes to the Unaudited Consolidated Condensed Financial Statements

On November 22, 2004, Mr. Dale Frey, received warrants for the purchase of 100,000 shares of our common stock at an exercise price of $1.30 per share until November 22, 2005, and warrants for the purchase of 60,000 shares of our common stock at an exercise price of $1.45 per share until November 22, 2007. Mr. Frey was also granted 100,000 stock options under our 2004 Stock Option Plan. These options are exercisable at $1.40 per share until November 22, 2005.

The fair value of each warrant granted our Directors was estimated on the date of grant using the Black-Scholes option-pricing model and the resulting equity value or expense has been included in the accompanying financial statements.

15.	Non-Cash Investing and Financing Activities

During the nine months ended January 31, 2005, the Company acquired Debas Chocolate Inc. in a transaction that involved a cash payment of $200,000, the assumption of Debt and the issuance of common stock of the Company.

During the nine months ended January 31, 2004, the Company acquired the assets of The Candy Jar, a company that had inventory, property, plant and Equipment and intangible assets. The acquisition was based upon a total purchase price of $477,912 that included cash payments of $277,912 and the issuance of $200,000 of common stock.

HOUSE OF BRUSSELS CHOCOLATES INC. Unaudited Supplemental Statement of Expenses for the three and six months ended January 31, 2005

	THREE MONTHS ENDED JANUARY 31,		NINE MONTHS ENDED JANUARY 31,
	2005	2004	2005	2004

Selling expenses
Bad debts	$54,120	$381	$97,945	$17,928
Promotion and advertising	132,344	49,140	214,447	177,215
Rent and utilities	30,610	27,893	58,886	102,652
Salaries, benefits and consulting fees	213,751	68,682	746,089	257,668
Travel and entertainment	10,139	39,684	127,314	72,521
	440,964	185,780	1,244,681	627,984

General and administrative expenses
Board of Directors Fees	127,241	-	215,435	-
Depreciation expense	55,743	26,531	109,962	54,499
Office and miscellaneous	84,229	13,640	252,143	42,012
Professional fees	14,058	(16,331)	124,941	130,909
Rent and utilities	49,241	6,045	111,729	15,924
Salaries, benefits and consulting fees	284,261	27,463	785,043	225,114
Travel and entertainment	42,677	5,389	103,816	8,740
	657,450	62,737	1,703,069	477,198
Total selling, general and administrative expenses	$1,098,414	$248,517	$2,947,750	$1,105,182

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements

List of Exhibits

The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Exhibit Number	Description

3.1	Articles of Incorporation of Green Fusion Corporation(1)
3.2	Amended Bylaws of Green Fusion Corporation (1)
3.3	Restated Articles of Incorporation of Green Fusion Corporation (2)
4.1	Common Stock Purchase Warrant dated May 3, 2003—Arthur J. Porcari (*)
4.2	Common Stock Purchase Warrant dated May 3, 2003—Corporate Strategies, Inc. (*)
4.3	Common Stock Purchase Warrant dated November 6, 2003—Fiserv Securities SDIRA Norena P. Walker (*)
4.4	Common Stock Purchase Warrant dated November 6, 2003—Fiserv Securities SDIRA William K. Walker (*)
4.5	Common Stock Purchase Warrant dated November 6, 2003—Roger and Davina Lockhart C.R.U.T. (*)
4.6	Common Stock Purchase Warrant dated November 6, 2003—Fiserv Securities SDIRA Roger Lockhart (*)
4.7	Common Stock Purchase Warrant dated March 31, 2004—Harold Kahn (*)
4.8	Common Stock Purchase Warrant dated February 23, 2004—Robert Wesolek (*)
4.9	Common Stock Purchase Warrant dated March 12, 2004—John Veltheer (*)
4.10	Common Stock Purchase Warrant dated August 3, 2004—William Donovan (*)
4.11	Common Stock Purchase Warrant dated August 3, 2004—Harold Kahn (*)
4.12	Consulting Agreement dated May 19, 2003 (*)
4.13	Subscription Agreement dated November 6, 2003—Fiserv Securities Cust FBO Roger D. Lockhart SDIRA(*)
4.14	Subscription Agreement dated November 6, 2003—Fiserv Securities Cust FBO Norena P. Walker SDIRA(*)
4.15	Subscription Agreement dated November 6, 2003—Roger & Davina Lockhart C.R.U.T. (*)
4.16	Subscription Agreement dated November 6, 2003—Fiserv Securities Cust FBO William K. Walker SDIRA(*)
4.17	Secured Convertible Term Note dated March 29, 2005 (3)
4.18	Secured Revolving Note dated March 29, 2005 (3)
4.19	Secured Convertible Minimum Borrowing Note dated March 29, 2005 (3)
4.20	Securities Purchase Agreement dated March 29, 2005 (3)
4.21	Security Agreement dated March 29, 2005 (3)
4.22	Master Security Agreement dated March 29, 2005 (3)
4.23	Share Pledge Agreement dated March 29, 2005 (3)
4.24	Common Stock Purchase Warrant dated March 29, 2005 with Laurus Master Fund, Ltd.(3)
4.25	Guarantee dated March 29, 2005 (3)
5.1	Legal Opinion of Axelrod, Smith & Kirshbaum, P.C. (**)
10.1	Registration Rights Agreement dated March 29, 2005 (3)
13.1	Form 10-KSB/A for the fiscal year ended April 30, 2004 (4)
13.2	Form 10-QSB for the quarter ended July 31, 2005 (5)
13.3	Form 10-QSB/A for the quarter ended October 31, 2004 (6)
13.4	Form 10-QSB for the quarter ended January 31, 2005 (7)
21.1	List of Subsidiaries (*)
23.1	Consent of Sarna & Company, Former Independent Auditors (*)

Footnotes to Exhibits:
(1)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Form 10-SB Registration Statement on January 28, 2000 (File No. 0-29213), as amended.
(2)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB/12G filed on March 17, 2003.
(3)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Form 8-K filed on March 31, 2005.
(4)	Filed with the Securities and Exchange Commission on April 21, 2005.
(5)	Filed with the Securities and Exchange Commission on September 14, 2004.
(6)	Filed with the Securities and Exchange Commission on April 21, 2005.
(7)	Filed with the Securities and Exchange Commission on March 17, 2005.
(*)	Filed as an exhibit to this registration statement.
(**)	To be filed by amendment.